UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Duke Realty Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

March 17, 2010

Dear Shareholder:

The Board of Directors and officers of Duke Realty Corporation join me in extending to you a cordial invitation to attend our annual meeting of shareholders. This meeting will be held on Wednesday, April 28, 2010, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. To reserve your seat at the annual meeting, please call 800-875-3366 or send an e-mail to ir@dukerealty.com. As in past years, we believe that both the shareholders and management of Duke Realty Corporation can gain much through participation at this meeting. Our objective is to make it as informative and interesting as possible.

This year we again are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their shareholders over the Internet. We believe that this e-proxy process will expedite shareholders’ receipt of proxy materials, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 17, 2010, we mailed to a majority of our shareholders a notice containing instructions on how to access our proxy statement and 2009 annual report to shareholders and how to vote online. All other shareholders will receive these materials by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and 2009 annual report, if you only received a notice by mail, or (ii) elect to receive your proxy statement and 2009 annual report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the annual meeting, we urge you to vote promptly by mail, by telephone or on the Internet in order to ensure that we record your votes on the business matters presented at the annual meeting.

We look forward to seeing you on April 28th.

Sincerely,

Dennis D. Oklak

Chairman and Chief Executive Officer

Questions and Answers	1
Proposal One: Election of Eleven Directors to Serve on the Company’s Board of Directors for a One-Year Term Ending on the Date of the Company’s 2010 Annual Meeting	5
Nominees for Election as Directors	5
Board Committees	9
2009 Board Committee Membership and Meetings	11
Director Compensation	12
•Stock Ownership Policies	13
•Director Compensation Table for 2009	13
Audit Committee Report	15
Fees Paid to Independent Accountants	16
Audit Committee Pre-Approval Policies	16
Audit Committee Review	16
Report of the Executive Compensation Committee	17
Compensation Committee Interlocks and Insider Participation	18
Compensation Discussion and Analysis	18
•Overview of Executive Compensation Philosophy and Objectives	18
•Executive Summary	18
•Role of the Committee and its Consultants	19
•Assessing the Competitive Marketplace	20
•Determining Individual Compensation Levels and Pay Mix	20
•Differential of Compensation Among Named Executive Officers	21
•Analysis of 2009 Compensation Decisions	21
•Management of Compensation-Related Risk	25
•Employment and Severance Agreements	26
•Tax and Accounting Considerations	27
Executive Compensation	28
•Summary Compensation Table	28
•Grants of Plan-Based Awards in 2009	30
•Outstanding Equity Awards at 2009 Fiscal Year End	31
•Option Exercises and Stock Vested in 2009	32
•Non-Qualified Deferred Compensation for 2009	32
•Other Potential Post-Employment Payments	34
•Change in Control Provisions Under Other Agreements	35
•Retirement Provisions Under Other Agreements	36
•Risk Assessment of Overall Compensation Program	36
•Equity Compensation Plan Information	37
Ownership of Company Shares	38
Section 16(a) Beneficial Ownership Reporting Compliance	39
Certain Relationships and Related Transactions	39
Proposal Two: Ratification of Reappointment of Independent Registered Public Accounting Firm	39
Proposal Three: Approval of Amendments to the 2005 Incentive Plan and the 1995 Option Plan to Permit a One-Time Stock Option Exchange Program For Employees Other Than Our Named Executive Officers and Directors	40
Shareholder Proposals for 2011 Annual Meeting	50
Annual Report	50
Other Matters	50
Householding of Proxy Material	50

600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held April 28, 2010

Notice is hereby given that the 2010 Annual Meeting of Shareholders, or the “Annual Meeting,” of Duke Realty Corporation, or the “Company,” will be held at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, on Wednesday, April 28, 2010, at 3:00 p.m. local time. At the Annual Meeting, the shareholders will be asked to act on the following:

1. To elect eleven directors to serve on the Company’s Board of Directors for a one-year term ending at the 2011 Annual Meeting of Shareholders;

2. To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the fiscal year 2010;

3. To approve amendments to the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan, or the “2005 Incentive Plan,” and the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. , or the “1995 Option Plan,” to permit a one-time stock option exchange program for employees other than our named executive officers and directors; and

4. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on Monday, March 1, 2010 are entitled to notice of and to vote at the Annual Meeting or at any adjournments or postponements thereof. At least a majority of the outstanding shares of common stock of the Company present in person or by proxy is required for a quorum.

YOUR VOTE IS IMPORTANT!

Submitting your proxy does not affect your right to vote in person if you attend the Annual Meeting. Instead, it benefits the Company by reducing the expenses of additional proxy solicitation. Therefore, you are urged to submit your proxy as soon as possible, regardless of whether or not you expect to attend the Annual Meeting. You may revoke your proxy at any time before its exercise by (i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at the above address, (ii) submitting to the Company a duly executed proxy card bearing a later date, (iii) voting via the Internet or by telephone at a later date, or (iv) appearing at the Annual Meeting and voting in person; provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 8, 2010.

When you submit your proxy, you authorize Dennis D. Oklak or Howard L. Feinsand or either one of them, each with full power of substitution, to vote your shares at the Annual Meeting in accordance with your instructions or, if no instructions are given, to vote for the election of the director nominees, for the appointment of the independent auditors for 2010, for the amendment to the 2005 Incentive Plan and the 1995 Option Plan to permit a one-time stock option exchange program, and to vote on any adjournments or postponements of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on April 28, 2010

The Company’s proxy statement, proxy card and 2009 Annual Report are available at http://phx.corporate-ir.net/phoenix.zhtml?c=60691&p=proxy.

By order of the Board of Directors,

Howard L. Feinsand

Executive Vice President,

General Counsel and Corporate Secretary

Indianapolis, Indiana

March 17, 2010

600 East 96th Street

Suite 100

Indianapolis, Indiana 46240

(317) 808-6000

QUESTIONS AND ANSWERS

PROXY STATEMENT

FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Why did I receive this proxy?

The Board of Directors of Duke Realty Corporation, or the “Company,” is soliciting proxies to be voted at its 2010 Annual Meeting of Shareholders, or the “Annual Meeting.” The Annual Meeting will be held on Wednesday, April 28, 2010, at 3:00 p.m. local time at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204. For driving directions to the Annual Meeting, please call 800-875-3366. This proxy statement, or the “Proxy Statement,” summarizes the information you need to know to vote by proxy or in person at the Annual Meeting. You do not need to attend the Annual Meeting in person in order to vote.

Why did I receive a Notice of Internet Availability of Proxy Materials?

Pursuant to certain rules adopted by the Securities and Exchange Commission, or “SEC,” we are making this Proxy Statement, the enclosed proxy card, and our 2009 Annual Report available to our shareholders electronically via the Internet. Accordingly, certain of our shareholders received a Notice of Internet Availability of Proxy Materials, or “Notice,” which was or will be sent to shareholders on or about March 17, 2010 containing instructions on how to access this Proxy Statement and our 2009 Annual Report via the Internet and how to vote online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy in the manner described in the Notice. All shareholders will be able to access the proxy materials on a website referred to in the Notice and this Proxy Statement and will be able to request to receive a printed set of the proxy materials by mail or electronically, in either case, free of charge. If you would like to receive a printed or electronic copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. By participating in the e-proxy process, we will save money on the cost of printing and mailing documents to you and reduce the impact of the Annual Meeting on the environment.

When was this Proxy Statement mailed?

This Proxy Statement, the enclosed proxy card and our 2009 Annual Report were mailed to shareholders beginning on or about March 17, 2010.

Who is entitled to vote?

All shareholders of record as of the close of business on Monday, March 1, 2010, or the “Record Date,” are entitled to vote at the Annual Meeting.

What are the quorum requirements for the Annual Meeting?

In order for any business to be conducted, the holders of a majority of the shares of common stock entitled to vote at the Annual Meeting must be present, either in person or represented by proxy. For the purpose of determining the presence of a quorum, abstentions and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) generally will be counted as present. As of the Record Date, 224,246,876 shares of common stock were issued and outstanding. There were also 6,606,646 outstanding limited partnership units in our operating partnership, Duke Realty Limited Partnership, or “the Operating Partnership.” All such units are convertible to shares of the Company’s common stock at a 1:1 ratio.

How many votes do I have?

Each share of common stock outstanding on the Record Date is entitled to one vote on each item submitted for consideration.

How do I vote?

By Mail:	Vote, sign, and date your proxy card and mail it in the postage-paid envelope.

In Person:	Vote at the Annual Meeting.

By Telephone:	Call toll-free 800-690-6903 and follow the instructions. You will be prompted for certain information that can be found on your proxy card.

Via Internet:	Log on to http://www.proxyvote.com and follow the on-screen instructions. You will be prompted for certain information that can be found on your proxy card.

Note: Please refer to the specific instructions set forth on the Notice or printed proxy materials.

How do I vote my shares that are held by my broker?

If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers offer voting by mail, telephone and on the Internet.

What am I voting on?

You will be voting on the following proposals:

Proposal One:    The election of eleven directors to serve on the Company’s Board of Directors for a one-year term ending on the date of the Company’s 2010 Annual Meeting of Shareholders, or the “2010 Annual Meeting.”

Proposal Two:    The ratification of the reappointment by the Board of Directors of KPMG LLP, or KPMG, as the Company’s independent public accountants for the fiscal year 2010.

Proposal Three:    To approve amendments to the 2005 Incentive Plan and the 1995 Option Plan to permit a one-time stock option exchange program for employees other than our named executive officers and directors.

Will there be any other items of business on the agenda?

The Board of Directors is not presently aware of any other items of business to be presented for a vote at the Annual Meeting other than the proposals noted above. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to Dennis D. Oklak and Howard L. Feinsand with respect to any other matters that might be brought before the meeting. Those persons intend to vote your proxy in accordance with their best judgment.

How many votes are required to act on the proposals?

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. A direction to withhold authority for a particular director will result in that nominee receiving fewer votes and therefore will have the same effect as a vote against the nominee. Broker non-votes will be treated as not entitled to vote on this proposal and therefore will not affect the outcome.

The approval of the reappointment of KPMG as the Company’s independent public accountants for 2010 requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. An abstention will result in the proposal receiving fewer votes and therefore will have the same effect as a vote against the proposal. The ratification of the selection of KPMG as the Company’s independent public accountants for 2010 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

The approval of the amendments to the 2005 Incentive Plan and the 1995 Option Plan to permit a one-time option exchange program requires the affirmative vote of a majority of the votes cast with respect to this proposal; provided that the total votes cast on the proposal must represent over 50% of the total outstanding shares of the Company’s common stock. Abstentions are counted as votes “cast” for purposes of this proposal, and therefore will result in the proposal receiving fewer votes and thus have the same effect as a vote against the proposal. Broker non-votes will be treated as not entitled to vote on this proposal, and therefore will affect the outcome of a vote only to the extent that broker non-votes could impair our ability to satisfy the NYSE requirement that the total votes cast on this proposal represent over 50% of the total outstanding shares of common stock.

If any shareholder proposal is properly presented at the Annual Meeting, approval of the shareholder proposal will require the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and entitled to vote for the proposal. An abstention will result in the proposal receiving fewer votes and therefore will have the same effect as a vote against the proposal. Broker non-votes will be treated as not entitled to vote on the proposal and therefore will not affect the outcome.

What happens if I return my proxy card without voting on all proposals?

When you return a properly executed proxy card, the Company will vote the shares that the proxy card represents in accordance with your directions. If you return the signed proxy card with no direction on a proposal, the Company will vote your proxy in favor of (FOR) Proposals One, Two and Three.

What if I want to change my vote after I return my proxy?

You may revoke your proxy at any time before its exercise by:

(i) delivering written notice of revocation to the Company’s Corporate Secretary, Howard L. Feinsand, at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240;

(ii) submitting to the Company a duly executed proxy card bearing a later date;

(iii) voting via the Internet or by telephone at a later date; or

(iv) appearing at the Annual Meeting and voting in person.

provided, however, that no such revocation under clause (i) or (ii) shall be effective until written notice of revocation or a later dated proxy card is received by the Company’s Corporate Secretary at or before the Annual Meeting, and no such revocation under clause (iii) shall be effective unless received on or before 11:59 p.m., Indianapolis local time, on April 8, 2010.

Will anyone contact me regarding this vote?

It is contemplated that brokerage houses will forward the proxy materials to shareholders at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal interviews without additional compensation. The Company has engaged Georgeson Inc. to assist the Company in the solicitation of proxies.

Who has paid for this proxy solicitation?

The Company will bear the cost of preparing, printing, assembling and mailing the Notice, proxy card, Proxy Statement and other materials that may be sent to shareholders in connection with this solicitation. The Company also may reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons. The Company has agreed to pay Georgeson Inc. $12,500 and to reimburse it for its routine out-of-pocket expenses in connection with its proxy solicitation services.

How do I submit a proposal for the 2011 Annual Meeting?

If a shareholder wishes to have a proposal considered for inclusion in the proxy statement for the 2011 Annual Meeting, he or she must submit the proposal in writing to the Company (Attention: Howard L. Feinsand, Corporate Secretary) so that the Company receives the proposal by November 18, 2010. Shareholders also are advised to review the Company’s by-laws, which contain additional advance notice requirements, including requirements with respect to advance notice of shareholder proposals and director nominations.

The Board of Directors of the Company will review any shareholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2011 Annual Meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which the Company is not properly notified at its principal executive offices on or before 60 days prior to the 2011 Annual Meeting, and also retain such authority under certain other circumstances.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

How do I receive future proxy materials electronically?

If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports electronically. To do so, please log on to http://www.proxyvote.com and follow the instructions to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You will need to refer to the company number and the control number on your proxy card. If you later wish to receive proxy statements and annual reports by regular mail, this electronic enrollment may be cancelled.

Can I find additional information on the Company’s website?

Yes. The Company’s website is located at http://www.dukerealty.com. Although the information contained on the Company’s website is not part of this Proxy Statement, you can view additional information on the website, such as the Company’s code of conduct, corporate governance guidelines, charters of board committees and reports that the Company files and furnishes with the SEC. A copy of the Company’s code of conduct, corporate governance guidelines and charters of board committees also may be obtained by written request addressed to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations.

PROPOSAL ONE: ELECTION OF ELEVEN DIRECTORS TO SERVE

ON THE COMPANY’S BOARD OF DIRECTORS FOR A ONE-YEAR TERM

ENDING ON THE DATE OF THE COMPANY’S 2010 ANNUAL MEETING

The Company’s Board of Directors currently consists of twelve members. Mr. L. Ben Lytle is not standing for re-election at the Annual Meeting. Based on the recommendation of the Corporate Governance Committee, the Board of Directors has nominated each of the remaining eleven directors for re-election to serve for a one-year term that will expire at the Company’s 2011 Annual Meeting or until their successors have been elected and qualified. The Board of Directors has also designated Dennis D. Oklak to continue to serve as Chairman of the Board of Directors. The Board of Directors has resolved that, immediately following the Annual Meeting, the size of the Board of Directors will be reduced to eleven members.

No security holder that held a beneficial ownership interest in the Company’s common stock of 5% or more for at least one year recommended any candidates to serve on the Board of Directors.

The Company’s Board of Directors believes that all of the nominees for director will be available for election. However, if a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board of Directors. If the Board of Directors does not propose another director nominee prior to or at the Annual Meeting, the Board of Directors, by resolution, may reduce the number of directors to be elected at the Annual Meeting. Each nominee has agreed to be named in this Proxy Statement and to serve if elected.

The election of each director requires the affirmative vote of at least a majority of the shareholders present in person or represented by proxy and entitled to vote for the election of directors. An abstention, broker non-vote, or direction to withhold authority will result in a nominee receiving fewer votes, and will have the same effect as a vote against the nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED BELOW FOR DIRECTOR.

NOMINEES FOR ELECTION AS DIRECTORS

The following paragraphs give the name and age of each director nominee, as well as his or her business experience over the last five years or more. Immediately following the description of each nominee’s business experience is a description of the particular experience, skills and qualifications that were instrumental in the Corporate Governance Committee’s determination that he or she should serve as a director of the Company.

Thomas J. Baltimore, Jr., Age 46

Mr. Baltimore is a Co-Founder and President of RLJ Development, LLC, a privately-held real estate investment firm with over $2 billion in assets. Prior to founding RLJ, Mr. Baltimore was with Hilton Hotels Corporation as a Vice President, Development and Finance (1999 to 2000) and a Vice President of Gaming Development (1997 to 1998). Mr. Baltimore currently serves as a director for Prudential Financial, Inc., a publicly-traded financial services company, and for Integra LifeSciences Holdings Corporation, a publicly-traded global medical device company. Mr. Baltimore has served as a director of the Company since January 2009.

As an MBA graduate of the University of Virginia, Mr. Baltimore brings finance, accounting, auditing, investments, real estate, development, hospitality industry, and executive leadership expertise to the Board.

Barrington H. Branch, Age 69

Mr. Branch has served as President of The Branch-Shelton Company, LLC, a private investment banking firm, since 1998. From October 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, a wholly-owned U.S. real estate investment subsidiary of Pensioenfonds

PGGM. He has served as a director of the Company since 1999. The Board of Directors has determined that Mr. Branch qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Mr. Branch, who is a graduate of Duke University School of Law and an attorney with 28 years of experience in the development, financing, marketing and management of domestic and international real estate projects, brings legal, finance, real estate, development, and executive management expertise to the Board.

Geoffrey A. Button, Age 61

Mr. Button has been engaged as an independent real estate and financing consultant since 1995. Prior to December 1995, he was the Executive Director of Wyndham Investments, Ltd., a property holding company of Allied Domecq Pension Funds which had holdings in the UK, USA and Canada. Mr. Button is a director of Guardian Managers (UK) Limited, which manages over 200 million (Euros) of real estate investments in Germany, Hungary and Poland. Mr. Button is also an executive director of BFL Limited, a real estate developer in the UK. Mr. Button has served as a director of the Company since 1993.

Mr. Button, who for more than 30 years has been actively involved with commercial real estate in the UK, USA and Canada, brings real estate, development, joint venture, asset management, international business, and executive management expertise to the Board.

William Cavanaugh III, Age 71

Mr. Cavanaugh served as the Chairman of the World Association of Nuclear Operators (WANO) from 2004 until January 2009. He retired as Chairman of Progress Energy, a publicly-traded energy company, in May 2004 and as Chief Executive Officer of Progress Energy in March 2004, posts he had held since August 1999. Mr. Cavanaugh has served as a director of the Company since 1999.

Mr. Cavanaugh, who served as the CEO of a publicly-traded company for eight years, brings corporate finance, operations, nuclear energy industry, public company, and executive leadership expertise to the Board.

Ngaire E. Cuneo, Age 59

Ms. Cuneo has been a partner of Red Associates, LLC, a venture capital firm in the financial services sector, since 2002. Ms. Cuneo also has served as an Executive Vice President of Forethought Financial Group since 2006. From 1992 through March 2001, Ms. Cuneo was an Executive Vice President of Conseco, Inc., an owner, operator and provider of services to companies in the financial services industry. Ms. Cuneo has served as a director of Bankers Life Holding Corp., American Life Holdings, Inc., American Life Holding Co. and NAL Financial Group Inc. over the last five years. Ms. Cuneo has served as a director of the Company since 1995 and serves as the chairman of the Company’s Executive Compensation Committee.

As an MBA graduate of Iona College and an Executive MBA program participant at the Wharton School of Business, Ms. Cuneo brings finance, accounting, consulting, venture capital, corporate development, insurance industry, financial services industry, and executive management expertise to the Board.

Charles R. Eitel, Age 60

Mr. Eitel is a co-founder of Eitel & Armstrong, a consulting practice that provides hands-on operating and financial guidance to middle market companies. Prior to forming Eitel & Armstrong in December 2009, Mr. Eitel served as Vice Chairman of the Board of The Simmons Bedding Company, an Atlanta-based manufacturer of mattresses, from October 2008 to December 2009. Mr. Eitel served as Chairman and Chief Executive Officer of The Simmons Bedding Company from January 2000 until his appointment to Vice Chairman in 2008. Mr. Eitel currently serves on the board of directors of American Fidelity Assurance Corporation. Mr. Eitel has served as a director of the Company since 1999.

Mr. Eitel brings consulting, business administration, finance, operations, manufacturing industry, and executive leadership expertise to the Board.

Martin C. Jischke, Ph.D., Age 68

Dr. Jischke retired from Purdue University after serving as President from 2000 to 2007. From 1991 to 2000, Dr. Jischke served as President of Iowa State University. Dr. Jischke serves as Chairman of the Board of Directors of Wabash National Corporation, one of the leading publicly-traded manufacturers of truck trailers and composite trailers, and as a director of Vectren Corporation, a publicly-traded energy company serving Indiana and Ohio. Dr. Jischke has served as a director of the Company since 2004.

Dr. Jischke brings leadership and decision making skills, consumer goods industry, technology industry, and management expertise to the Board.

Dennis D. Oklak, Age 56

Mr. Oklak joined the Company in 1986. He held various senior executive positions within the Company and was promoted to Chief Executive Officer and joined the Company’s Board of Directors in April 2004. In April 2005, Mr. Oklak was appointed Chairman of the Board of Directors. Mr. Oklak serves on the Board of Governors of the National Association of Real Estate Investment Trusts, or “NAREIT,” and is a member of the Real Estate Roundtable and co-chair of the Roundtable’s Sustainability Policy Advisory Committee. From 2003 to 2009, Mr. Oklak was a member of the board of directors of publicly-traded recreational vehicle manufacturer, Monaco Coach Corporation. Mr. Oklak has served as a director of the Company since 2004.

Mr. Oklak, who joined the Company in 1986, brings real estate industry, finance, accounting, auditing, consulting, operations, development, and executive leadership expertise to the Board.

Jack R. Shaw, Age 67

Since August 2002, Mr. Shaw has been the Vice President and Treasurer of The Regenstrief Foundation. Mr. Shaw has been a CPA in good standing (now in retired status) for over 40 years, spent 35 years with Ernst & Young and also served as Partner, Partner-in-Charge, and Managing Partner of Ernst & Young at various times throughout his career. Mr. Shaw has served on the board of directors of many community organizations including the Arts Council of Indianapolis, the Indianapolis Chamber of Commerce, the Indianapolis Convention and Visitors Association, the Children’s Museum of Indianapolis, United Way of Central Indiana, and the Central Indiana Corporate Partnership. In addition, Mr. Shaw served on the Dean’s Advisory Council of the Indiana University Kelley School of Business. Mr. Shaw has served as a director of the Company since 2003. The Board of Directors has determined that Mr. Shaw, who serves as chairman of the Company’s Audit Committee, qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Mr. Shaw brings finance, accounting, auditing, and executive leadership expertise to the Board.

Lynn C. Thurber, Age 63

Since December 2006, Ms. Thurber has served as the non-Executive Chairman of LaSalle Investment Management, which is a subsidiary of Jones Lang LaSalle Inc. and is a global real estate money management firm that invests in private real estate as well as publicly-traded real estate companies on behalf of institutional and individual investors. Prior to becoming Chairman, Ms. Thurber was the Chief Executive Officer of LaSalle Investment Management from March 2000 to December 2006. Ms. Thurber also previously served as a director of Jones Lang LaSalle Inc., a leading publicly-traded financial and professional services firm specializing in real estate. Ms. Thurber has served as a director of the Company since 2008. The Board of Directors has determined that Ms. Thurber qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

Ms. Thurber brings internal business, asset management, investment management, finance, accounting, real estate industry, financial services industry, and executive management expertise to the Board.

Robert J. Woodward, Jr., Age 68

Since 1997, Mr. Woodward has served as Chairman of the Board of The Palmer-Donavin Manufacturing Company, a regional building materials distribution company based in Columbus, Ohio. Mr. Woodward also serves on the Pension Management and Investment Council of Battelle Memorial Institute and as a director for

ProCentury Corporation, a publicly-traded specialty property and casualty insurance holding company. Mr. Woodward has served as a director of the Company since 2002 and serves as the chairman of the Company’s Finance Committee. The Board of Directors has determined that Mr. Woodward qualifies as an “audit committee financial expert” as defined under the applicable rules established by the SEC.

As a lawyer and graduate of Capital University Law School, Mr. Woodward brings legal, finance, accounting, business administration, investment management, manufacturing industry, insurance industry, and executive management expertise to the Board.

The Structure of the Board of Directors and the Lead Director

The Board of Directors is structured to provide for an appropriate balance between the powers of the CEO and those of our independent directors such that the ability of our independent directors to be informed, to discuss and debate issues they deem important, and to act objectively on an informed basis is not compromised. In creating the structure of the Board of Directors, we believe that the objective is to strengthen the independence and role of the Board of Directors with appropriate checks and balances on the power, actions and performance of our CEO. We firmly believe that our board structure allows for appropriate oversight by the Board of Directors in fulfilling its duties to our Company and to our shareholders.

To ensure that the appropriate balance of powers exists between our unaffiliated directors and the CEO, our Board of Directors established a Lead Director position. Mr. Lytle has served as the Lead Director of the Company’s Board of Directors prior to the Annual Meeting. In that capacity, among other things, Mr. Lytle has chaired our Corporate Governance Committee and has presided over executive sessions of our unaffiliated directors, which were held at least quarterly. The unaffiliated directors will designate a successor Lead Director immediately following the Annual Meeting. In establishing the position of Lead Director, we believe that there is an appropriate balance between the powers of the CEO and those of the independent Directors.

Finally, our Board of Directors believes that having the same person serve as Board Chair and CEO is in the best interests of our shareholders because it demonstrates for our employees, vendors, tenants, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations. The Board believes that separating the two positions could cause duplication of efforts or confusion among parties that deal with the Company on a daily basis. Like the Company, many other REITs and U.S.-based companies believe that combining the positions of Board Chair and CEO, when coupled with an independent Board and a Lead Director, is an efficient and effective method in protecting the interests of shareholders and enhancing shareholder value.

Our Board of Directors is primarily responsible for overseeing the Company’s risk management processes. This responsibility has been delegated by the Board of Directors to the Audit Committee, the Finance Committee and the Executive Compensation Committee, each with respect to the assessment of the Company’s risks and risk management in its respective areas of oversight. These committees and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that the leadership structure of our Board of Directors supports this approach.

Independent Directors

Under the Company’s articles of incorporation, at least three-fourths of the directors must consist of persons who are “unaffiliated directors,” which means only those persons who are not officers or employees of the Company or any of its affiliates. Because none of Mr. Baltimore, Mr. Branch, Mr. Button, Mr. Cavanaugh, Ms. Cuneo, Mr. Eitel, Dr. Jischke, Mr. Shaw, Ms. Thurber nor Mr. Woodward is currently an officer or employee of the Company or any of its affiliates, over 90% of the proposed directors are unaffiliated directors.

In addition, under the enhanced corporate governance listing standards of the New York Stock Exchange, or the “NYSE,” at least a majority of the Company’s directors, and all of the members of the Company’s Audit Committee, Executive Compensation Committee and Corporate Governance Committee, must meet the test of “independence” as defined under the listing standards of the NYSE. The NYSE listing standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In January 2010, the Board of Directors undertook a review of director independence. During this review, the Board of Directors considered, among other things, relationships and transactions during the past three years between each director or any member of his or her immediate family, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand. The purpose of the review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent as defined under the NYSE listing standards. Based on the review, the Board of Directors has determined that all of the unaffiliated directors are independent under the listing standards of the NYSE.

BOARD COMMITTEES

The Board of Directors has four standing committees, with each committee described below. The members of each committee are also listed below. The committees consist solely of independent directors.

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its responsibility to the shareholders relating to corporate accounting, reporting practices, the quality and integrity of the financial reports and other operating controls of the Company. The Audit Committee also is responsible for the selection of the independent auditors and oversees the auditors’ activities. In addition, the committee has responsibility for directly overseeing the Company’s enterprise and risk management and for supervising and assessing the performance of the Company’s internal audit department.

Each member of the Audit Committee satisfies the enhanced independence requirements for audit committee members as defined in the listing standards of the NYSE. The Audit Committee operates under a written charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. In addition, the Investor Relations/Corporate Governance section of the Company’s website contains information regarding procedures established by the Audit Committee for the submission of complaints or concerns about the Company’s accounting, internal accounting controls or auditing matters.

The Board of Directors requires that at least one member of the Board of Directors should meet the criteria for an “audit committee financial expert” as defined under the rules of the SEC. The Board of Directors has determined that each of Mr. Barrington H. Branch, Mr. Jack R. Shaw, Ms. Lynn C. Thurber and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined under the applicable rules of the SEC.

Corporate Governance Committee

The purpose of the Corporate Governance Committee is to make recommendations to the Board of Directors regarding corporate governance policies and practices, recommend criteria for membership on the Board of Directors, nominate members to the Board of Directors and make recommendations to the Board of Directors concerning the members, size and responsibilities of each of the committees.

In determining appropriate candidates to nominate to the Board of Directors and in considering shareholder nominees, the Corporate Governance Committee generally considers the age, expertise, business experience, character, and other board memberships of the candidate. The Corporate Governance Committee considers director candidates with a view to bringing to the Board of Directors a variety of experience and backgrounds, including geography, ethnicity and gender diversity. Directors should have familiarity with the Company’s business and industry, a high level of managerial experience in a relatively complex organization and/or be accustomed to addressing complex issues. The committee seeks candidates of the highest character and integrity, and who have experience at or demonstrated understanding of strategy/policy setting and a reputation for working collegially. In addition, candidates should have sufficient time available to devote to the Company in order to carry out their duties as directors. Diversity is an important strategic initiative at the Company and has relevance with respect to our employees, our suppliers, and our shareholders. Accordingly, the Corporate Governance Committee also recognizes the importance of diversity in identifying its director nominees. The Corporate Governance Committee does not currently have a policy in place regarding diversity in director nominations, but recognizes that “diversity” has several dimensions and is important for the Board of Directors. The Corporate Governance Committee may employ a search firm to identify director candidates.

In nominating members to the Board of Directors, the Corporate Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Company’s by-laws state that the committee must consider such nominees so long as the recommendation is submitted to the Company’s Corporate Secretary at least 120 calendar days before the first anniversary of the date that the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting of shareholders. However, if no annual meeting of shareholders was held in the previous year or if the date of the annual meeting of shareholders changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company’s Corporate Secretary not fewer than the later of (i) 150 calendar days prior to the date of the contemplated annual meeting or (ii) the date which is 10 calendar days after the date of the first public announcement or other notification to the shareholders of the date of the contemplated annual meeting. The Corporate Governance Committee screens all potential candidates in the same manner regardless of the source of recommendation. However, the Corporate Governance Committee may, in its sole discretion, reject any such recommendation for any reason. Shareholder nominations should contain a brief biographical sketch of the candidate, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating person’s share ownership.

The Corporate Governance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Executive Compensation Committee

The Executive Compensation Committee reviews and approves the compensation of the Board of Directors, Chief Executive Officer, other executive officers and key management employees of the Company and its affiliates (as designated by the Board of Directors from time to time), and oversees the Company’s compensation strategies, programs, plans and policies. It also oversees the administration of all Company benefit plans. In addition, the committee reviews and approves the individual elements of compensation for the executive officers and directors of the Company. The Executive Compensation Committee may delegate authority to sub-committees as appropriate. The Executive Compensation Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Finance Committee

The Finance Committee reviews and evaluates the financial policies, plan and structure of the Company, its subsidiaries and affiliates. In this role, the Finance Committee reviews the capital structure, investment decisions, financial commitments, and relationships with external sources of financing and rating agencies. The committee also reviews and authorizes property developments, property acquisitions, property dispositions and lease transactions exceeding certain threshold amounts established by the Board of Directors. The Finance Committee operates under a written charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

2009 BOARD COMMITTEE MEMBERSHIP AND MEETINGS

The table below provides current membership and meeting information for each of the committees of the Board of Directors during 2009.

	Board	Audit	Executive Compensation	Finance	Corporate Governance
Mr. Baltimore	Member		Member
Mr. Branch	Member	Member		Member
Mr. Button	Member		Member
Mr. Cavanaugh	Member				Member
Ms. Cuneo	Member		Chair
Mr. Eitel	Member				Member
Dr. Jischke	Member		Member
Mr. Lytle	Lead Director				Chair
Mr. Oklak	Chair
Mr. Shaw	Member	Chair		Member
Ms. Thurber	Member	Member		Member
Mr. Woodward	Member	Member		Chair

Number of 2009 Meetings	7	8	5	5	4

The independent directors met separately in executive sessions four times in 2009, in addition to the committee meetings noted above. As Lead Director, Mr. Lytle presided over each of these executive sessions.

Majority Voting Policy for Director Elections

In January 2006, the Board of Directors voted to amend the Company’s corporate governance guidelines in order to adopt a majority voting policy. In any non-contested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election, or a Majority Withheld Vote, shall promptly tender his or her resignation following certification of the shareholder vote. The Corporate Governance Committee shall consider the resignation offer and recommend to the Board of Directors the action to be taken with respect to such offer of resignation. Within 90 days following certification of the shareholder vote, the Board of Directors will act on the recommendation of the Corporate Governance Committee.

Any director who tenders his or her resignation pursuant to this provision shall not participate in the Corporate Governance Committee recommendation or Board of Directors action regarding whether to accept the resignation offer.

If each member of the Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who did not receive a Majority Withheld Vote shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.

If the only directors who did not receive a Majority Withheld Vote in the same election constitute three or fewer directors, all directors may participate in the action regarding whether to accept the resignation offers.

Communications from Shareholders

As required by the listing standards established by the NYSE, the Company provides a procedure for the Board of Directors to accept communications from shareholders of the Company that are reasonably related to protecting or promoting legitimate shareholder interests. Such procedure can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Company believes that providing a method for interested parties to communicate with the non-management directors of the Board of Directors and/or the entire Board of Directors provides a more confidential, candid and efficient method of relaying any interested parties’ concerns or comments. Such communications should be directed to the non-management directors by writing to: Non-Management Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240. Communications also may be directed to the entire Board of Directors by writing to: Board of Directors, c/o Corporate Secretary, Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

Attendance at Board Meetings and the Annual Meeting

All of our director nominees attended at least 75% of the 2009 meetings of the Board of Directors, including meetings of the committees of which they were members. The Company encourages all of its directors to attend the Annual Meeting and, in 2009, all directors attended such meeting.

DIRECTOR COMPENSATION

The Company does not pay directors who are also employees of the Company additional compensation for their services as directors. The non-employee directors currently are entitled to receive the following compensation:

•	an annual retainer of $60,000 per year;

•	$4,000 for attendance at each meeting of the Board of Directors, whether telephonically or in person;

•	$1,250 for participation in each meeting, whether telephonically or in person, of the committees of the Board of Directors, not held in conjunction with a quarterly Board meeting;

•	$10,000 as an annual supplemental retainer for the chairman of the Audit Committee and $7,000 for all other committee chairs; and

•	$2,500 as an annual supplemental retainer for the Lead Director.

The directors are also reimbursed for reasonable travel expenses incurred in connection with attendance at meetings of the Board and its committees or other Company functions at which the Chairman of the Board and Chief Executive Officer requests the non-employee directors to participate. The Company does not provide any perquisites or other personal benefits or property to directors for which the aggregate value would exceed $10,000.

Each non-employee director also receives an annual grant of restricted stock units, or “RSUs,” pursuant to the Company’s 2005 Non-Employee Directors’ Compensation Plan, or the “Directors’ Plan.” These RSU are granted on February 10 of each year and vest in full on the first anniversary of the grant date. The number of RSUs awarded is determined by dividing the annual grant value of $50,000 by the closing stock price on the grant date.

Newly appointed non-employee directors are entitled to a one-time grant of RSUs valued at $50,000. These awards vest in full on the second anniversary of the date of grant.

Pursuant to the Directors’ Plan, non-employee directors may elect to receive all or a portion of their Board meeting fees in shares of common stock rather than in cash. The number of shares any such non-employee director receives is equal to the attendance fee otherwise payable divided by the closing price of the common stock on the date the fee was earned.

If non-employee directors have met their stock ownership goals as discussed below, they may elect to receive their annual retainer in cash rather than in shares of common stock.

Non-employee directors may elect to defer receipt of all or a portion of their director compensation (except committee meeting fees) payable in cash, stock or RSUs pursuant to the Directors’ Deferred Compensation Plan. The deferred fees and earnings thereon are to be paid to the directors after they cease to be members of the

Board. Deferred fees that are otherwise payable in shares of common stock are invested in a “deferred stock account” under the Directors’ Deferred Compensation Plan. Deferred fees that are payable in cash may be invested in either a deferred stock account or an “interest account” under such plan. Each of these types of deferral accounts is described below.

•

Deferred Stock Account.    This account allows the director, in effect, to invest his or her deferred compensation in shares of the Company’s common stock. Funds in this account are credited as hypothetical shares of the Company’s common stock based on the market price at the time the compensation would otherwise have been paid. Dividends on these hypothetical shares are deemed to be paid and reinvested in additional hypothetical shares based upon the market price of the Company’s common stock on the date the dividends are paid. Actual shares are issued only when a director ends his or her service on the Board.

•	Interest Account. Through December 31, 2009, amounts in this account earned interest at a rate equal to 120% of the long-term applicable federal rate, as published by the Internal Revenue Service.

Stock Ownership Policies

Pursuant to the Company’s Director and Executive Stock Ownership Guidelines, a stock ownership goal for each director is determined on an individual basis, first in dollars equal to five times the director’s compensation, and then by converting that amount to a fixed number of shares. Each director has five years to attain the target number of shares. A copy of these Stock Ownership Guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Retention Requirements.    Until directors reach their targeted share ownership, they are required to retain any shares that they owned on the date they became subject to the Stock Ownership Guidelines and at least 75% of “net shares” delivered through the Company’s director compensation programs. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the director sells or trades to cover the exercise costs. If the director transfers an award to a family member, the transferee will be subject to the same retention requirements.

The following table sets forth compensation information for all of the Company’s directors for the fiscal year ended December 31, 2009:

Director Compensation Table for 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(2)	Total ($)
Mr. Baltimore	1,250	192,000	—	193,250
Mr. Branch	34,250	110,000	—	144,250
Mr. Button	29,250	110,000	—	139,250
Mr. Cavanaugh	28,000	110,000	—	138,000
Ms. Cuneo	36,250	110,000	—	146,250
Mr. Eitel	28,000	110,000	—	138,000
Dr. Jischke	29,250	110,000	—	139,250
Mr. Shaw	44,250	110,000	—	154,250
Ms. Thurber	6,250	138,000	—	144,250
Mr. Woodward	37,250	110,000	—	147,250

(1)	Represents the aggregate grant date fair value of stock awards granted by the Company as computed under FASB ASC Topic 718. The fair value of the stock awards was equal to the stock price on the date of grant. Compensation in the form of stock awards includes annual retainer or board meeting fees paid in shares and RSUs.

(2)	No options were granted to directors in 2009. The following table sets forth the aggregate number of outstanding option and stock awards held by the Company’s non-employee directors as of December 31, 2009:

Name	Number of Options	Number of RSUs	Number of DIU Awards (a)	Number of DIURP Awards (a)
Mr. Baltimore	—	10,328	—	—
Mr. Branch	12,865	6,152	5,000	7,500
Mr. Button	12,865	6,210	5,000	7,500
Mr. Cavanaugh	10,292	6,152	3,000	7,500
Ms. Cuneo	12,865	6,210	5,000	7,500
Mr. Eitel	5,146	6,152	500	7,500
Dr. Jischke	5,145	6,093	—	5,000
Mr. Shaw	7,718	6,112	1,000	6,500
Ms. Thurber	—	8,153	—	—
Mr. Woodward	10,291	6,132	2,500	7,500

(a)	The Company granted awards under the 1995 Dividend Increase Unit Plan from 1995 to 2004. Dividend increase units, or “DIUs,” represent the right, upon exercise, to receive shares of common stock having a value determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield. All outstanding DIUs are now fully vested and remain exercisable during the original 10-year term. In 2005, certain DIUs were replaced with a substitute award under the 2005 DIU Replacement Plan, or “DIURP,” having substantially identical terms, except that the DIURP awards payout in shares as they vest. The above table reflects the number of outstanding DIU and DIURP awards held by each director as of December 31, 2009. No DIU and DIURP awards were granted during 2009 as the Company no longer grants such awards. The DIU and DIURP awards had no value as of December 31, 2009.

(3)	The following table summarizes the grant-date fair value of equity awards made to non-employee directors during 2009. The fair value of the stock awards was equal to the stock price on the date of grant in accordance with FASB ASC Topic 718:

Name	Annual Retainer and Board Meeting Fees Paid in Shares ($)	RSUs ($)
Mr. Baltimore	92,000	100,000
Mr. Branch	60,000	50,000
Mr. Button	60,000	50,000
Mr. Cavanaugh	60,000	50,000
Ms. Cuneo	60,000	50,000
Mr. Eitel	60,000	50,000
Dr. Jischke	60,000	50,000
Mr. Shaw	60,000	50,000
Ms. Thurber	88,000	50,000
Mr. Woodward	60,000	50,000

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, or the “Audit Committee,” is composed of four directors, each of whom is independent under Securities and Exchange Commission, or SEC, Rule 10A-3 and the listing standards of the New York Stock Exchange. The duties and responsibilities of the Audit Committee are set forth in a written Audit Committee Charter which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com. The Board of Directors has determined that each of Mr. Barrington H. Branch, Mr. Jack R. Shaw, Ms. Lynn C. Thurber and Mr. Robert J. Woodward, Jr. is an “audit committee financial expert” as defined by the rules of the SEC.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP, or “KPMG,” the Company’s independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee meets separately at most regular committee meetings with management, the Internal Audit Department and KPMG. The Audit Committee met with management and KPMG to review and discuss the Company’s 2009 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 114, The Auditor’s Communications with Those Charged with Governance. Management and KPMG also made presentations to the Audit Committee throughout the year on specific topics of interest, including: (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) the Company’s critical accounting policies; (iv) the applicability of several new and proposed accounting releases; and (v) numerous SEC initiatives. The Audit Committee has received the written disclosures and the letter from KPMG in accordance with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG that firm’s independence. The Audit Committee pre-approved all audit, audit-related and permitted non-audit services provided by KPMG to the Company and the related fees for such services, and has concluded that such services are compatible with KPMG’s independence.

Based upon the Audit Committee’s discussions with management and KPMG, and the Audit Committee’s review of the representations of management and KPMG, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the SEC.

Audit Committee

Jack R. Shaw, Chair

Barrington H. Branch

Lynn C. Thurber

Robert J. Woodward, Jr.

The information contained in the Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

FEES PAID TO INDEPENDENT ACCOUNTANTS

The Company incurred the following fees for services rendered by KPMG, the Company’s independent accountants, during 2009 and 2008:

Audit Fees:    $1,022,746 for 2009 and $966,425 for 2008.

Audit-Related Fees:    $26,000 for 2009 and $26,000 for 2008. These fees include employee benefit plan audits and other accounting related consultation.

Tax Fees:    None.

All Other Fees:    None.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted a policy that requires the pre-approval of all fees paid to KPMG for non-audit services. Under that policy, the committee pre-approved the following services:

•	Tax consulting services in an amount not to exceed $30,000 per year;

•	Audits of the Company’s employee benefit plans in an amount not to exceed $40,000 per year; and

•	Accounting and compensation consulting services in an amount not to exceed $20,000 per year.

Any services in excess of the pre-approved amounts, or any services not described above, require the pre-approval of the Audit Committee chair, with a review by the Audit Committee at its next scheduled meeting.

Audit Committee Review

The Company’s Audit Committee has reviewed the services rendered and the fees billed by KPMG for the fiscal year ended December 31, 2009. The Audit Committee has determined that the services rendered and the fees billed last year that were not related directly to the audit of the Company’s financial statements were compatible with the maintenance of independence of KPMG as the Company’s independent public accountants.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

Each member of our Executive Compensation Committee is independent, as determined by our Board of Directors and based on the NYSE listing standards. As members of the Executive Compensation Committee, we have primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, we have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon such reviews and discussions, we recommended that the Board of Directors include the Compensation Discussion and Analysis in this Proxy Statement.

Executive Compensation Committee

Ngaire E. Cuneo, Chair

Thomas J. Baltimore, Jr.

Geoffrey A. Button

Dr. Martin C. Jischke

The information contained in the Report of the Executive Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that we specifically incorporate it by reference in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As noted above, the Executive Compensation Committee consists of four independent directors: Ms. Ngaire E. Cuneo, Mr. Thomas J. Baltimore, Jr., Mr. Geoffrey A. Button and Dr. Martin C. Jischke. No member of the Executive Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board, nor has such interlocking relationship existed in the past.

COMPENSATION DISCUSSION AND ANALYSIS

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our top executive officers, and the material factors that we considered in making those decisions. Following this Compensation Discussion and Analysis, or “CD&A”, under the heading “Executive Compensation,” is a series of tables containing specific data about the compensation earned in 2009 by the following individuals, whom we refer to as our named executive officers:

•	our Chairman and Chief Executive Officer, Dennis D. Oklak;

•	our former Chief Operating Officer, Robert M. Chapman;

•	our Executive Vice President and Chief Financial Officer, Christie B. Kelly;

•	our Executive Vice President, General Counsel and Corporate Secretary, Howard L. Feinsand; and

•	our Executive Vice President, Construction, Steven R. Kennedy.

Mr. Oklak served as our Principal Financial Officer between March 18, 2008 and February 27, 2009, the date that Ms. Kelly joined the Company. Effective November 9, 2009, Mr.  Chapman stepped down as our Chief Operating Officer.

Overview of Executive Compensation Philosophy and Objectives

We have designed our executive compensation program, under the direction of the Executive Compensation Committee of the Board, or the “Committee,” to attract and retain the highest quality executive officers, directly link pay to our performance, and build value for our shareholders. In order to do this effectively, our program is designed to:

•	provide total compensation opportunities with a combination of compensation elements that are at or above competitive opportunities,

•	tie a significant portion of each executive’s compensation to his or her contribution to achieving our business objectives and individual performance, and

•

align shareholder interests and executive rewards by tying a significant portion of each executive’s compensation opportunity to pay for performance standards designed to increase long-term shareholder value.

Executive Summary

2009 was another challenging year for the Company, but one that resulted in the Company making significant strides to reposition itself for growth with an upturn in the overall economy. Management and the Board continued to respond to the financial market crisis and its impact on the Company’s business by adjusting our business strategy, organizational structure, financial goals, and needed talent to the current economic conditions and future needs of the Company. Among other things, the Company took steps to further deleverage its balance sheet, further decrease acquisition and development activity, adjust its asset distribution strategy, and diligently manage its operating costs.

In keeping with the Committee’s long-held compensation philosophy of pay for performance, the 2009 compensation of named executive officers was based on the Company’s business results and total shareholder return, both in the amount of annual bonus earned and the value of long-term equity awards. For example:

•

The aggregate payout for 2009 annual bonuses for our named executive officers was 83.91% of target (compared to an aggregate payout in 2008 of 55.4% of target). This was largely a reflection of the Company’s performance under the key financial metrics that are used to determine bonus payouts, which collectively determined 100% of the annual bonus for our Chief Executive Officer and 80% of the annual bonus for our other named executive officers. Specifically, our funds from operations, or “FFO,” for 2009 were $1.45 per share, which was between the threshold and target level of achievement, and our return on shareholder equity was 8.80% in 2009, which was between the target and superior level of achievement, while return on real estate investments was 8.64%, which was also between the target and superior level of achievement. During the year, the Committee revised two of the three 2009 corporate annual bonus goals (FFO per share and return on real estate investments) to adjust for the effect of the Company’s $575 million common equity offering that was completed in April 2009.

•	No performance shares were paid in 2009 under the Shareholder Value Plan based on our total shareholder return.

•	None of the outstanding stock options or DIU and DIURP awards held by our named executive officers and others had any current value as of December 31, 2009.

In addition, in light of current economic conditions and the Company’s efforts to reduce operating costs, Mr. Oklak asked that his compensation package be reduced. Accordingly, effective August 3, 2009, Mr. Oklak’s total direct compensation was adjusted, to reflect: (i) a reduction in his annual base salary by $220,000 (from $720,000 to $500,000); (ii) a reduction in his annual incentive bonus target from 130% to 125% of his annual base salary; and (iii) a reduction in his overall annual long-term incentive grant value from 250% to 175% of his annual base salary.

The Company and the Committee also have taken steps to appropriately adjust management compensation for 2010 in light of prevailing economic conditions. Specifically, as discussed later in this CD&A:

•

The Committee elected to freeze the base salaries of our named executive officers for 2010 and a similar salary freeze was instituted for most of the senior management team. This is the second year in a row that base salaries for these groups have been frozen.

•

To maintain the focus on retention of key talent, the Committee elected to make the 2010 long-term equity grants to employees other than certain senior officers solely in RSUs, which is the same action that the Committee took in 2009 for all employees receiving equity grants. The RSUs have a five-year vesting period. RSUs tend to have strong retention value for employees, even when our stock price declines, and require fewer shares to deliver the same grant value as stock options.

•

With respect to our officers at the level of executive vice president or above who are also members of the Company’s executive committee, including our named executive officers, the Committee made a commitment that, beginning in 2010, at least one-third of the annual long-term equity grants will consist of performance-based awards. Consequently, the long-term equity grants made to these executive officers in February 2010 consisted of performance shares under a new Performance Share Plan (representing one-third of the total grant-date value) and service-based RSUs with a five-year vesting period (representing two-thirds of the total grant date value).

Role of the Committee and its Consultants

The Committee has primary responsibility for setting the compensation of the Company’s senior executive officers in a manner that is effective and consistent with the compensation strategy for the Company. As part of that responsibility, the Committee reviews on an individual basis the performance of each of the named executive officers. The Committee also oversees the design, implementation and administration of the Company’s equity-related compensation plans. A more complete description of the Committee’s functions is set forth in the Committee’s charter, which is available on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Each of the four members of the Committee is independent, as determined by our Board and based on the NYSE listing standards. Their independence from management allows the Committee members to apply independent judgment when designing and overseeing our compensation program and in making pay decisions.

To assist in evaluating the compensation practices at the Company, the Committee regularly uses independent compensation consultants to provide advice and ongoing recommendations regarding executive compensation that are consistent with our business goals and pay philosophy. In 2009, the Committee engaged Frederic W. Cook & Co. to review compensation recommendations submitted by the Company and assist the Committee in allocating our executives’ targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity. These processes are described below.

Assessing the Competitive Marketplace

In most prior years, the Committee reviewed market data to assist in its review of executive officer compensation. Given the varied responses of companies to the economic upheaval in 2008 and 2009, the Committee concluded that recent peer group data may be an unreliable indicator of normative compensation levels and practices. Consequently, the Committee determined not to conduct a competitive benchmark review of executive compensation in 2009, and decided instead to rely on its judgment of each executive officer’s experience level and job performance, the Company’s performance, internal pay equities and other circumstances unique to the Company in making compensation decisions.

Determining Individual Compensation Levels and Pay Mix

The basic elements of our total direct compensation program consist of: (i) base salary, which is paid in cash and is an element of “fixed” compensation in the sense that it does not vary based on performance, (ii) annual incentive bonus, which is paid in cash, but is “variable” compensation in the sense that the payout varies based upon the executive officer’s performance against prescribed annual goals, and (iii) long-term incentives, which in 2009 were delivered in the form of RSUs ultimately settled in shares of our common stock. This form of long-term incentive is considered “variable” compensation in the sense that its value is dependent on variations in the Company’s stock price.

The following table summarizes the categories of these forms of compensation:

	Fixed	Variable Based on Performance	Variable Based on Stock Price

Cash	Base salary	Annual incentive bonus

Equity			RSU awards

We do not have a formal policy or formula for determining the precise allocation of fixed versus variable compensation, short-term versus long-term compensation, or cash versus equity compensation. We tailor our compensation program each year to provide what we consider to be a proper balance of the various elements, taking into consideration the rank and responsibility of each employee.

With the input of Frederic W. Cook & Co., the Committee allocated each executive’s targeted total direct compensation among base salary, annual incentive bonus opportunity and long-term incentive opportunity.

We believe that a significant portion of our executives’ compensation should be at risk, and that risk should increase with the executive’s level of responsibility. We also attempt to balance the short and long-term focus of our corporate executives and to align their interests with our shareholders by providing a meaningful portion of their compensation in the form of equity.

To illustrate how we apply this strategy, the table below shows the allocations of total direct compensation that applied with respect to fiscal year 2009, based on target opportunity values in the case of variable cash awards and grant date award values in the case of equity awards.

	Fixed(1)/Variable(2)	Cash(3)/Equity(4)	Short-Term(3)/Long-Term(4)
Mr. Oklak	17% / 83%	38% / 62%	38% / 62%
Mr. Chapman	25% / 75%	56% / 44%	56% / 44%
Ms. Kelly	27% / 73%	57% / 43%	57% / 43%
Mr. Feinsand	31% / 69%	66% / 34%	66% / 34%
Mr. Kennedy	30% / 70%	62% / 38%	62% / 38%

(1)	Base salary.

(2)	Annual cash incentives plus long-term equity-based incentives.

(3)	Base salary plus annual cash incentives.

(4)	Long-term equity-based incentives.

Differential of Compensation Among Named Executive Officers

Each year, the Committee reviews a report that shows the target total direct compensation (consisting of base salary, annual incentive bonus and annual long-term incentive compensation) of each named executive officer, expressed as a percentage of the targeted total direct compensation of our CEO. For example, in 2009, the targeted total direct compensation for each of the named executive officers (expressed as a percentage of Mr. Oklak’s targeted total direct compensation for 2009) was as follows: 68% for Mr. Chapman, 53% for Ms. Kelly, 38% for Mr. Feinsand, and 37% for Mr. Kennedy. The Committee considers these percentages as a means of testing for “internal pay equity,” and to make sure that the proportionate pay differential is maintained within the bounds of what the Committee considers to be appropriate and the context of our Company and our executive officers. The ratios that the Committee considers at the beginning of each year are based upon assumed target level performance. Actual performance typically results in variations from the assumed ratios.

Analysis of 2009 Compensation Decisions

The Committee assesses the individual performance of the executive officers, including the CEO, in addition to the financial results of the Company against annual objectives. In regards to the CEO, the Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the CEO’s performance, and setting the CEO’s compensation based on this evaluation. Among other things, in particular with respect to the CEO, the Committee evaluates strategic vision and leadership, the Company’s business and operational results, the executive’s ability to make long-term decisions that create competitive advantage and position the Company as a premier REIT, and overall the executive’s effectiveness as a leader and role model.

Individual performance, as discussed below, is one of the considerations in setting the base salaries of our named executive officers. Because our officers’ annual and long-term incentive opportunities are determined by reference to a percentage of base salary, the individual performance assessments are also indirectly reflected in the annual and long-term incentive elements of our compensation program. For our named executive officers other than Mr. Oklak, 20% of the annual incentive bonus is directly tied to individual performance.

CEO Individual Performance.    At the beginning of each year, the Committee reviews and approves personal goals for Mr. Oklak. These goals relate to financial and operational performance, implementation of strategic initiatives and personnel development and recruitment. For example, in 2009, Mr. Oklak’s personal goals included, among others: financial goals related to total shareholder return, FFO, return on equity and return on real estate investments, as well as a number of qualitative objectives, including goals related to adjusting and monitoring Company strategies, capital management, hiring and integrating a new chief financial officer, and CEO succession management. After the end of each year, the Committee assesses Mr. Oklak’s performance against his personal goals for the prior year. This assessment is taken into account in setting his base salary for the current year.

Other Executive Officers’ Individual Performance.    At the beginning of each year, Mr. Oklak makes recommendations to the Committee for individual performance goals for each named executive officer. These vary considerably from one executive to another, as a reflection of their different roles within the Company.

For example, as the Company’s new chief financial officer in 2009, Ms. Kelly’s individual goals for 2009 initially focused on successfully integrating her role both internally and externally, and then focused on developing and executing on capital and investor relations strategies. As the Company’s chief operating officer, Mr. Chapman’s individual goals for 2009 were designed to improve the Company’s operations and personnel, such as managing existing markets to meet or exceed budgeted occupancy, production and profitability goals, expanding our joint venture investment platform, and managing succession planning at the business unit level. Mr. Feinsand had individual goals tailored to reflect his responsibilities as it relates to the Company’s legal, general corporate, risk management, compliance, financial transactions and real estate matters, including serving as the liaison between the Company and significant outside counsel, managing succession planning within his division, providing high level legal advice on corporate, financial and real estate matters, and supervising material litigation. Mr. Kennedy also had individual goals tailored to reflect his responsibilities related to the Company’s construction matters, including executing on budgeted development starts and in-place construction volume, identifying and executing on third-party construction, managing expenses, and other operating initiatives.

Due to the tailored nature of these individual goals, the assessment of their achievement is necessarily more subjective than for the financial goals that make up the Company’s overall performance objectives. Based upon his evaluation, the CEO reports to the Committee his assessment of the individual performance of each executive officer other than himself. This assessment is taken into account in setting base salaries for our officers for the next year. In addition, as discussed below, individual performance accounts for 20% of these officers’ annual incentive bonus determination for the most recently completed year.

Base Salaries. Base salaries paid to the Company’s executive officers are the fixed portion of annual compensation and are intended to recognize the fundamental skills and experience of our executive officers. The base salaries are reviewed annually by the Committee and are adjusted from time to time to recognize the officer’s level of responsibility, outstanding individual performance, promotions and internal equity considerations. The Committee elected to freeze the base salaries of our named executive officers for 2009 and again in 2010.

Annual Cash Incentives. The Company pays annual incentive bonuses to reward executives for achieving or surpassing annual performance goals which represent norms of excellence for the real estate industry and for execution of specific strategies of the Company. At the beginning of each year, the Committee establishes performance targets for the annual incentive program. These performance targets are developed using economic and industry factors, including the interest rate environment, general market conditions, overall company leverage, annual capital recycling goals, the capital market environment, specific platform issues, and other considerations.

Each named executive officer has a target bonus potential, expressed as a percentage of base salary, that is based on his or her role and responsibilities, internal equity considerations, and external competitive compensation data as reviewed from time to time. Bonuses are paid in cash in February, for the prior year’s performance, and are based upon the Committee’s assessment of the Company’s overall performance against goals that the Committee established, and each executive’s individual performance, with a higher emphasis on overall Company performance for the most senior executives.

Overall Company performance in 2009 was determined using three measures: FFO per share of common stock (weighted 80%), return on shareholders’ equity (weighted 10%), and return on real estate investments (weighted 10%). FFO is used by industry analysts and investors as a supplemental operating performance measure of an equity REIT such as Duke. The Board of Governors of NAREIT created FFO as a supplemental measure of REIT operating performance that excludes historical cost depreciation, among other items, from net income determined in accordance with United States generally accepted accounting principles, or “GAAP.” FFO is a non-GAAP financial measure. The most comparable GAAP measure is net income (loss). FFO should not be considered as a substitute for net income or any other measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other companies.

For 2009, the performance measures for FFO per share ranged from $1.37 at threshold to $1.69 at the superior level, the performance measures for return on shareholders equity ranged from 8.25% at threshold to 9.25% at superior, and the performance measures for return on real estate investment ranged from 8.00% at threshold to 9.00% at superior. Target level performance for each metric was the midpoint between threshold and superior performance, with actual performance measured by straight line interpolation between points. Performance at the threshold level would pay 50% of the target award, performance at the target level would pay 100% of the target award, and performance at the superior level or higher would pay 150% of the target award. Financial target levels set for our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these targets in any other context.

The following table shows the target annual incentive bonus for 2009 for each of our named executive officers and the actual award earned, in each case expressed as a percentage of base salary:

Name	Target Annual Bonus (as a % of Salary)	Actual Annual Bonus (as a % of Salary)
Mr. Oklak	125%	80%
Mr. Chapman	125%	107%
Ms. Kelly	110%	88%
Mr. Feinsand	110%	93%
Mr. Kennedy	105%	93%

Mr. Oklak’s annual incentive bonus for 2009 was based 100% on the Company’s financial performance. Mr. Oklak was entitled to an annual cash incentive bonus of $511,875. At Mr. Oklak’s suggestion, the Committee reduced this cash bonus by $111,875, and approved an award in this amount with one-third in the form of a performance award under the new 2010 PSP (defined below) and two-thirds in the form of RSUs. These awards were granted in February 2010. The remaining portion of his 2009 annual incentive bonus, $400,000, was paid in cash. Mr. Oklak believes that, in light of current economic conditions, a portion of his 2009 annual incentive bonus should be subject to the risks of current shareholders and based upon future performance of the Company’s stock through the future economic cycle. The target annual incentive bonuses for each of our other named executive officers were weighted 80% on Company financial performance and 20% on individual performance, determined using measures such as those discussed above under the “Other Executive Officers’ Individual Performance” discussion.

Long-Term Incentive Awards. The objectives of the Company’s long-term incentive compensation program are to:

•	reward achievement over a multi-year period;

•	align the interests of executives with those of shareholders by focusing executives on the shareholder return performance of the Company; and

•	provide a retention mechanism through multi-year vesting.

The Committee oversees grants of long-term incentives on an annual basis and at such other times as may be warranted. A target long-term incentive award value is established for each executive, as a percentage of base salary. The Committee determines the target grant amounts using factors similar to those used in setting annual incentive targets, including the executive’s level of responsibility within the Company and internal equity considerations.

RSUs.    Due to the need to retain key talent in the turbulent economic environment currently affecting our business, and the resulting high volatility in our stock price, as well as share availability constraints in our stock plan, the Committee elected to make 100% of the long-term incentive grants in 2009 in the form of RSUs. RSUs provide the Company’s executive officers with long-term incentive opportunities that are aligned with the shareholder benefits of an increased common stock value. In addition, RSUs are aligned with performance because they allow the holder to share in total shareholder return, both through share price appreciation and dividends. They are directly aligned with shareholders because they have both upside opportunity, as well as downside risk. Compared to stock options, RSUs are less leveraged, but can have a stronger retention incentive because they continue to have some value even if the stock price declines after the grant date.

The RSUs granted in 2009 vest 20% per year over a five-year period, subject to the holder’s continued employment. During the vesting period, RSUs accumulate dividend equivalents, which are deemed to be reinvested in additional vested RSUs. Upon vesting, the original RSUs and the RSUs acquired through corresponding dividend equivalents are converted to shares of the Company’s common stock and paid to participants.

2010 Performance Share Plan.    In February 2010, the Committee adopted the 2010 Performance Share Plan or “2010 PSP,” which is a subplan of the 2005 Incentive Plan. The 2010 PSP is designed to provide executive officers with long-term incentive opportunities directly related to financial performance objectives established by the Committee for each award. Performance shares granted under the 2010 PSP represent the right to earn actual shares of the Company’s common stock at the end of a performance cycle established for each grant of a 2010 PSP award. The actual number of shares to be earned with respect to an award is based upon the number of targeted performance shares, multiplied by a “payout percentage” determined by the level of performance against pre-established performance goals. Awards under the 2010 PSP may also provide for additional shares payable as dividend equivalents earned on performance shares that vest. No dividend equivalents are earned on performance shares that do not vest.

One-third of the total grant-date value of the long-term equity awards made to our named executive officers in February 2010 consists of performance shares under the new 2010 PSP. These awards granted in 2010 have two financial performance components, one that measures the Company’s average annual growth in adjusted FFO per share, or “AFFO,” over a two-year period beginning January 1, 2011, and one that measures our average annual total shareholder return (increase in stock price plus reinvested dividends), or “TSR,” over a three-year period beginning January 1, 2010. The performance measures for AFFO range from 2% at threshold, 4% at target, to 7% at the superior level. The performance measures for TSR range from 6% at threshold, 12% at target, to 17% at the superior level. On December 31, 2012, the end of these two performance cycles, the number of performance shares earned will be determined by combining the two metrics for a payout percentage and applying the payout percentage to the target award. The payout percentage will range from a low of 0% for performance below threshold to a maximum of 150% for performance at or above the superior level for each of the metrics. For performance levels between threshold and target, and between target and superior, the payout percentages shall be interpolated. However, neither payout percentage may exceed 150%. Dividend equivalents accrued on earned performance shares will also convert and be paid out in shares of stock.

Other Compensation and Benefits.    The Company’s executive officers participate in benefits plans generally available to all other employees. To remain competitive in the market, the Company also provides certain benefits to its executive officers, including the CEO, such as automobile allowances, executive physical examinations, personal financial counseling services and, in one case in connection with a relocation, tuition reimbursement and a country club membership. In mid-year 2009, personal financial counseling services were eliminated and car allowances were reduced. For additional information on these benefits made available during fiscal 2009, please see the Summary Compensation Table under the section entitled “Executive Compensation.” Overall, these benefits represented less than 2% of the senior executives’ compensation for 2009.

Management of Compensation-Related Risk

We have designed our compensation programs to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing a variety of performance measures;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•	Fixed maximum award levels for performance-based awards;

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An assortment of vehicles for delivering compensation, including cash and equity based incentives with different time horizons, to focus our executives on specific objectives that help us achieve our business plan and create an alignment with long-term shareholder interests;

•	Guidelines designed to assure the independence of compensation consultants who advise the Committee, as described below;

•	A compensation recoupment policy and equity grant procedures, as described below; and

•	Stock ownership and retention guidelines applicable to all executive officers, as described below.

Compensation Consultants Independence Guidelines.    The Committee has adopted guidelines with respect to the engagement of independent executive compensation consultants to advise it in fulfilling its responsibilities. These guidelines, which can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com, are designed to safeguard the independence of the Committee’s consultant from the Company and management. In 2009, the Committee’s consultant, Frederic W. Cook & Co., or its affiliates, did not provide any other services to the Company.

Compensation Recoupment Policy.    The Company has adopted a compensation recoupment policy under which executive officers could be required to return to the Company certain compensation (such as a bonus or other variable compensation) to the extent it was earned based on inaccurate financial statements or other inaccurate performance metrics. In that case, the Committee may take such action, subject to Board approval and applicable law, as it determines appropriate, to recover the difference between the amount actually paid to the executive officer and the amount that would have been paid based on the correct financial results or other performance metric. Also, if the Committee determines that any employee’s intentional or knowingly fraudulent or illegal conduct caused damage to the Company, the Committee may take such action as it determines appropriate to cancel or reduce any outstanding equity compensation awards, incentive compensation awards, or other benefits to which the employee is actually or contingently entitled, in an amount up to the damage to the Company. A copy of the Company’s Recoupment Policy can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Stock Ownership and Retention Guidelines.    The Company’s senior executive officers are required to hold shares of common stock with a value equal to specified multiples of base salary, as shown below. This program assists in focusing executives on long-term success and shareholder value by requiring executives to hold Company stock over the long term.

Position	Base Salary Multiple	Time to Attain
Chief Executive Officer	6x	5 years
Executive Vice Presidents	4x	5 years

The stock ownership goal for each person subject to the ownership guidelines is determined on an individual basis, first in dollars equal to a multiple of the executive’s base salary, and then by converting that amount to a fixed number of shares. A copy of the Company’s stock ownership guidelines can be found on the Investor Relations/Corporate Governance section of the Company’s website at http://www.dukerealty.com.

Until the senior executive officers reach their ownership guidelines, they are required to retain shares that are owned on the date they became subject to the stock ownership guidelines and at least 75% of “net shares” delivered through the Company’s executive compensation plans. For this purpose, “net shares” means the number of shares obtained by exercising stock options or through the vesting of awards, less the number of shares the executive sells or trades to cover the exercise costs or to pay withholding taxes. If the executive transfers an award to a family member, the transferee will be subject to the same retention requirements.

Equity Grant Policies.    Our annual equity grants, including equity grants to named executive officers, are awarded effective as of February 10 of each year, with the exercise price of stock options and the grant value of an RSU equal to the fair market value of our stock as of the grant date. Having a pre-determined grant date minimizes any concern that grant dates could be selectively chosen based upon market price at any given time. The Committee periodically approves equity grants to newly hired employees or to employees receiving promotions. These interim grants generally occur on the February 10, May 10, August 10, or November 10 immediately following the date of hire or promotion, with the exercise price of stock options and the grant value of an RSU equal to the fair market value of our stock as of the grant date. The Committee is authorized to award special equity grants on other dates from time to time when the Company experiences exceptional performance results. The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company does not have any programs, plans or practices of awarding stock options and setting the exercise price based on the stock’s price on a date other than the actual grant date (or the closing price on the last preceding trading day when the grant date falls on a day when the stock markets are closed).

Employment and Severance Agreements

As a matter of business philosophy, the Company does not enter into employment agreements with its executive officers. However, the Company from time to time enters into letter agreements regarding executive severance with certain key officers. The Company enters into these agreements as a means of protecting the business interests of the Company by conditioning the right of a terminated officer to receive the severance benefits upon each officer’s compliance with a number of post-termination restrictive covenants, including covenants not to solicit our customers or employees, not to go to work for our competitors, and not to disclose our confidential information and trade secrets. By tying the right to receive severance to compliance with the restrictive covenants, we are able to provide a strong financial incentive for the former officer to not compete with us, to not disclose our confidential information and to not solicit our employees and customers. We believe that having these covenants in place and increasing the likelihood that they will be honored is a tangible benefit to our shareholders.

The letter agreements provide the highest severance payment in the case of an employment termination in connection with a change in control of the Company. It is natural, in the face of a pending change in control, for executives to be concerned and distracted by uncertainty as to their ongoing role in the organization after the transaction. The Company recognizes the importance of reducing the risk that these personal concerns could influence our executive officers when considering strategic opportunities that may include a change in control of the Company. We believe that the enhanced severance payments in the case of a change in control appropriately balance the potential harm to the Company from distraction or loss of key executives in connection with a potential corporate transaction that could benefit our shareholders.

For additional disclosure about the terms of the severance agreement, please see “Executive Compensation — Other Potential Post-Employment Payments.”

In connection with his departure at the end of 2009, Mr. Chapman will receive severance payments pursuant to his letter agreement with the Company, the material terms of which are summarized under “Executive Compensation — Other Potential Post-Employment Payments.” The amounts to be paid to Mr. Chapman are reflected in the appropriate tables under “Executive Compensation” following this CD&A.

Tax and Accounting Considerations

Section 162(m) of the Code imposes a limitation on the deductibility of certain compensation in excess of $1 million paid to the chief executive officer and certain other highly paid executive officers. However, compensation that qualifies for the performance-based compensation exemption from Section 162(m) of the Code is fully deductible, without regard to the limits of Section 162(m). While the Committee considers the deduction limitation in designing compensation plans and overseeing awards under those plans, it also considers many other factors and retains the discretion to pay non-deductible amounts. The Committee believes that such flexibility best serves the interests of the Company and its shareholders by allowing the Committee to recognize and motivate executive officers as circumstances warrant. No non-deductible compensation was paid to our named executive officers in 2009.

EXECUTIVE COMPENSATION

The compensation of each named executive officer consists of annual base salary, annual cash and long-term equity incentive awards as specifically addressed above in the CD&A. The Company’s objective is to provide compensation opportunities that are competitive in total as well as in the mix of elements. The compensation program is designed to provide the proper balance of fixed versus variable and cash versus equity compensation.

With the exception of stock and option awards, the following table sets forth the compensation earned by or paid to each of the named executive officers of the Company during the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007. In the case of stock and option awards, this table reflects the aggregate grant date fair value of stock and option awards granted by the Company during these years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Dennis D. Oklak	2009	635,385	1,800,000	—	400,000	24,030	2,859,415
Chairman and Chief Executive Officer	2008	718,461	1,343,708	583,333	548,240	41,568	3,235,310
	2007	696,154	713,873	433,333	1,153,285	37,764	3,034,409

Robert M. Chapman	2009	425,000	743,750	—	454,330	1,495,857	3,118,937
Chief Operating Officer(4)	2008	424,231	540,274	221,333	288,788	61,016	1,535,642
	2007	387,692	280,058	170,000	568,412	65,198	1,471,360

Christie B. Kelly	2009	304,327	500,000	—	275,000	75,112	1,154,439
Executive Vice President and Chief Financial Officer	2008	N/A	N/A	N/A	N/A	N/A	N/A
	2007	N/A	N/A	N/A	N/A	N/A	N/A

Howard L. Feinsand	2009	325,000	357,500	—	302,160	31,510	1,016,170
Executive Vice President, General Counsel and Corporate Secretary	2008	324,231	262,868	105,000	222,170	40,620	954,889
	2007	313,846	164,740	100,000	391,039	43,930	1,013,555

Steven R. Kennedy	2009	315,000	393,750	—	292,780	23,541	1,025,071
Executive Vice President, Construction	2008	315,000	328,584	131,250	188,641	32,573	996,048
	2007	313,846	205,925	125,000	379,968	38,102	1,062,841

(1)	Represents the aggregate grant date fair value of stock and option awards as computed under FASB ASC Topic 718. The fair value of the stock awards was equal to the stock price on the date of grant. The assumptions made in the valuation of the option awards are contained in the footnote captioned “Stock Based Compensation” to the Company’s consolidated financial statements in our Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 through December 31, 2009. The grant date fair value for Shareholder Value Plan awards in 2008 and 2007 is computed based upon the probable outcome of the applicable performance conditions as of the date of grant.

The following table discloses the grant date value of the Shareholder Value Plan awards assuming that the highest level of performance conditions was achieved. In fact, the payout percentage was zero for the 2007 award payable in 2009. No Shareholder Value Plan awards were granted in 2009.

Named Executive Officer	Year	Maximum Value of Shareholder Value Plan Award ($)
Dennis D. Oklak	2008	1,750,000
	2007	1,300,000
Robert M. Chapman	2008	664,000
	2007	510,000
Christie B. Kelly	2008	N/A
	2007	N/A
Howard L. Feinsand	2008	315,000
	2007	300,000
Steven R. Kennedy	2008	393,750
	2007	375,000

(2)	Represents the aggregate annual cash incentive bonus that is based upon the Company’s attainment of certain corporate performance goals as compared to predetermined targets established at the beginning of each calendar year, as well as an individual performance component. Mr. Oklak was entitled to an annual cash incentive bonus of $511,875. At Mr. Oklak’s suggestion, the Executive Compensation Committee reduced this cash bonus by $111,875, and approved an award in this amount with one-third in the form of a performance award under the 2010 PSP and two-thirds in the form of RSUs. These awards were granted in February 2010. The remaining portion of his 2009 annual incentive bonus, $400,000, was paid in cash and is reported in this table.

In previously filed Company proxy statements, the 2008 and 2007 individual performance components of the bonus were included in the bonus column in the Summary Compensation Table, while the corporate performance components of the bonus were included in the Non-Equity Incentive Plan Compensation column. For 2009, the entire bonus is reported in the Non-Equity Incentive Plan Compensation column.

(3)	All other compensation for 2009 is summarized in the following table.

Named Executive Officer	Tax Reimbursement Payments ($)(a)	All Other Compensation ($)(b)
Dennis D. Oklak	3,029	21,001
Robert M. Chapman	12,656	1,483,201
Christie B. Kelly	42,508	32,604
Howard L. Feinsand	3,168	28,342
Steven R. Kennedy	2,940	20,601

(a)	The 2009 tax reimbursements relate to payments for personal financial planning services for all named executive officers except Ms. Kelly, moving and relocation for Ms. Kelly, and tuition reimbursement payments to Mr. Chapman. Except for tax reimbursements related to a broad-based moving and relocation expense reimbursement plan, the Company no longer provides any tax reimbursements to executive officers.

(b)	All other compensation includes the value of the Company match and profit sharing contributions to the Company’s 401(k) plan and profit sharing plan, and the value of term life insurance premium payments made by the Company, each valued at $10,000 or less for all named executive officers. In addition, all other compensation includes the following perquisites: (1) an automobile allowance; (2) personal financial planning services; (3) the cost of annual medical examinations; and (4) a country club membership and tuition reimbursement payments to Mr. Chapman related to a prior relocation. The compensation for the personal financial planning perquisite was suspended mid-year 2009. The actual incremental cost to the Company of each perquisite is less than $25,000 for each named executive officer.

All other compensation for Mr. Chapman also includes an accrual of $1,442,364 for severance and related payments pursuant to his letter agreement and related separation agreement with the Company. See further discussion of severance agreements under “Executive Compensation — Other Potential Post-Employment Payments.”

(4)	Effective November 9, 2009, Mr. Chapman stepped down as our Chief Operating Officer.

Grants of Plan-Based Awards in 2009

The following table summarizes grants made to the named executive officers in 2009 under the Company’s plan-based awards:

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)
Dennis D. Oklak	1/28/09	1/28/09	312,500	625,000	937,500	—	—
	2/10/09	1/28/09	—	—	—	193,548	1,800,000
	2/27/09	1/28/09	—	—	—	73,523	507,312
Robert M. Chapman	1/28/09	1/28/09	265,625	531,250	796,875	—	—
	2/10/09	1/28/09	—	—	—	79,973	743,750
Christie B. Kelly	4/29/09	4/29/09	206,250	412,500	618,750	—	—
	5/10/09	4/29/09	—	—	—	51,073	500,000
Howard L. Feinsand	1/28/09	1/28/09	178,750	357,500	536,250	—	—
	2/10/09	1/28/09	—	—	—	38,440	357,500
Steven R. Kennedy	1/28/09	1/28/09	165,375	330,750	496,125	—	—
	2/10/09	1/28/09	—	—	—	42,339	393,750

(1)	Represents the 2009 annual cash incentive bonus that could have been earned. See the description of the annual cash incentive award in the CD&A.

(2)	Represents the number of RSUs granted during 2009 under the 2005 Incentive Plan. RSUs vest in five equal annual installments commencing on the first anniversary of the grant date. Dividend equivalents are paid on RSUs in the form of additional RSUs. The number of additional RSUs issued on each dividend payment date is equal to the amount of dividends that would be payable to the holders of the RSUs if the RSUs were shares of the Company’s common stock, divided by the closing price of the Company’s common stock on such date. Mr. Oklak’s grant of 73,523 shares on February 27, 2009 represents restricted stock granted in lieu of his 2008 cash bonus. The net number of restricted shares issued after taxes for this award was 48,092. The restricted stock cannot be sold until three years after the grant date.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table contains information concerning outstanding equity awards held by each of the named executive officers as of December 31, 2009:

Named Executive Officer	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, units or Other Rights That Have Not Vested ($)
Oklak, Dennis D.	1/25/00	29,570	—	19.426	1/25/10	—	—	—		—
	1/31/01	26,042	—	24.263	1/31/11	—	—	—		—
	1/30/02	27,859	—	22.680	1/30/12	—	—	—		—
	2/19/03	35,175	—	24.691	2/19/13	—	—	—		—
	1/28/04	27,504	—	31.577	1/28/14	—	—	—		—
	2/10/05	41,160	10,290	31.402	2/10/15	—	—	—		—
	4/27/05	26,838	6,709	29.761	4/27/15	2,127	25,880	—		—
	11/15/05	—	—	—	—	1,380	16,789	—		—
	2/10/06	63,609	42,406	34.130	2/10/16	5,709	69,477	—		—
	2/10/07	34,796	52,191	47.880	2/10/17	6,844	83,290	—		—
	2/10/08	66,119	264,475	23.340	2/10/18	43,906	534,339	12,497	(3)	152,082	(3)
	2/10/09	—	—	—	—	210,300	2,559,350	—		—
	2/27/09	—	—	—	—	48,092	585,280	—		—
Chapman, Robert M.	1/25/00	38,440	—	19.426	1/25/10	—	—	—		—
	1/31/01	28,409	—	24.263	1/31/11	—	—	—		—
	1/30/02	27,859	—	22.680	1/30/12	—	—	—		—
	2/19/03	24,195	—	24.691	2/19/13	—	—	—		—
	1/28/04	21,829	—	31.577	1/28/14	—	—	—		—
	2/10/05	27,145	6,787	31.402	2/10/15	—	—	—		—
	4/27/05	—	—	—	—	850	10,347	—		—
	11/15/05	—	—	—	—	1,690	20,564	—		—
	2/10/06	22,320	14,878	34.130	2/10/16	2,003	24,371	—		—
	2/10/07	13,651	20,475	47.880	2/10/17	2,685	32,672	—		—
	2/10/08	25,088	100,349	23.340	2/10/18	17,931	218,226	4,742	(3)	57,704	(3)
	2/10/09	—	—	—	—	86,895	1,057,510	—		—
Kelly, Christie B.	5/10/09	—	—	—	—	53,553	651,742	—		—
Feinsand, Howard L.	1/25/00	29,569	—	19.426	1/25/10	—	—	—		—
	1/31/01	21,306	—	24.263	1/31/11	—	—	—		—
	1/30/02	22,794	—	22.680	1/30/12	—	—	—		—
	2/19/03	12,283	—	24.691	2/19/13	—	—	—		—
	1/28/04	9,605	—	31.577	1/28/14	—	—	—		—
	2/10/05	12,488	3,121	31.402	2/10/15	—	—	—		—
	4/27/05	—	—	—	—	391	4,760	—		—
	11/15/05	—	—	—	—	1,021	12,430	—		—
	2/10/06	15,066	10,043	34.130	2/10/16	1,351	16,446	—		—
	2/10/07	8,030	12,044	47.880	2/10/17	1,579	19,220	—		—
	2/10/08	11,902	47,605	23.340	2/10/18	8,782	106,871	2,250	(3)	27,376	(3)
	2/10/09	—	—	—	—	41,767	508,305	—		—
Kennedy, Steven R.	1/25/00	6,505	—	19.426	1/25/10	—	—	—		—
	1/31/01	7,766	—	24.263	1/31/11	—	—	—		—
	1/30/02	6,078	—	22.680	1/30/12	—	—	—		—
	2/19/03	5,583	—	24.691	2/19/13	—	—	—		—
	1/28/04	7,276	—	31.577	1/28/14	—	—	—		—
	2/10/05	19,907	4,976	31.402	2/10/15	—	—	—		—
	4/27/05	—	—	—	—	623	7,585	—		—
	11/15/05	—	—	—	—	349	4,252	—		—
	2/10/06	15,066	10,043	34.130	2/10/16	1,351	16,446	—		—
	2/10/07	10,038	15,054	47.880	2/10/17	1,974	24,021	—		—
	2/10/08	14,877	59,507	23.340	2/10/18	10,975	133,567	2,812	(3)	34,216	(3)
	2/10/09	—	—	—	—	46,004	559,863	—		—

(1)	Represents the number of unvested stock options as of December 31, 2009. All options vest and become exercisable in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment.

(2)	Represents the number and market value of outstanding RSUs granted pursuant to the 2005 Incentive Plan, including accumulated dividend equivalent RSUs, which vest as they accrue but are paid out when the host award vests. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2009 of $12.17 per share. The RSUs vest in five equal annual installments beginning on the first anniversary of the grant date, subject to the holder’s continued employment. Mr. Oklak’s February 27, 2009 award represents the number and market value of outstanding restricted stock granted in lieu of a portion of his 2008 cash bonus, which cannot be sold until three years after the grant date.

(3)	Represents the threshold number of shares that could be earned under the 2008 awards under the Shareholder Value Plan, and the estimated value of such awards as of December 31, 2009. These awards are payable in shares of common stock and will fully vest on December 31, 2010, subject to the recipient’s continued employment and the Company’s total shareholder return during the three-year performance period as compared to the Standard and Poor’s 500 index and the REIT 50 index published by the FTSE Index Company in association with NAREIT. The market value indicated is based upon the closing price of the Company’s common stock on December 31, 2009 of $12.17 per share.

Option Exercises and Stock Vested in 2009

The following table shows the number of shares acquired and the value realized upon vesting in 2009 of RSUs and performance units granted under the 2000 Performance Share Plan, including the value of dividend equivalents earned and vested in 2009 on all outstanding RSUs and performance units. No options were exercised by the named executive officers in 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis D. Oklak	40,176	369,756
Robert M. Chapman	18,552	172,131
Christie B. Kelly	2,480	26,488
Howard L. Feinsand	9,771	90,868
Steven R. Kennedy	10,329	95,034

Nonqualified Deferred Compensation for 2009

The named executive officers’ nonqualified deferred compensation in 2009 consists of participation in one or more of the following plans: (1) the Company’s Executive Deferred Compensation Plan, or “DC Plan”; (2) the 2000 Performance Share Plan, or “2000 PSP”; or (3) the 1995 Dividend Increase Unit Plan, or “1995 DIU Plan.” The DC Plan continues to be in effect as the Company’s primary nonqualified deferred compensation plan. Certain of the named executive officers have outstanding awards under the 2000 PSP and the 1995 DIU Plan, although no further awards will be made under such plans. The 2000 PSP and the 1995 DIU Plan constitute deferred compensation plans in the technical sense that outstanding vested awards may be paid out in a future year.

Executive Deferred Compensation Plan.    The Company does not make contributions to the DC Plan and does not guarantee any return on participant account balances. The Company has established an irrevocable rabbi trust to hold assets separate from other general corporate assets for the purpose of paying future participant obligations. The assets of the trust remain available to the general creditors of the Company. Executives are permitted to elect to defer up to 50% of base salary, 100% of annual cash incentive bonus, 100% of Shareholder Value Plan award payments and 100% of RSU awards. Participants are 100% vested in the participant deferrals and related earnings. Participants who retire on or after reaching age 50 will receive their DC Plan account balance based upon their election either in full or by partial lump-sum payment, and/or by annual installments of two to 15 years. A participant who terminates employment other than by retirement, death or disability will receive the undistributed portion of the account balance in a lump-sum payment. In the event of a participant’s death, the participant’s designated beneficiary will receive the undistributed portion of the account balance in a lump-sum payment. A participant may also elect to receive some or all of a particular year’s deferral and related earnings prior to retirement or termination of employment in the form of a lump-sum payment or in up to five annual installments. Subject to approval by the DC Plan administrator, in the event of an unforeseen financial emergency beyond the participant’s control, a participant may request a withdrawal from a vested account up to the amount necessary to satisfy the emergency (provided the participant does not have the financial resources to otherwise meet the hardship).

2000 Performance Share Plan.    Awards under this plan were made in 2000 and 2004 in the form of performance units, all of which are now fully vested. Vested awards are not paid until retirement or termination of employment, and thus are considered deferred compensation. Dividends are paid on the awards in cash or additional performance units, at the election of the participant.

1995 Dividend Increase Unit Plan.    The Company granted awards under the 1995 DIU Plan from 1995 through 2004, all of which are now fully vested. DIUs represent the right, upon exercise, to receive shares of common stock having a value determined by calculating the dividend yield at the date the DIU was granted and dividing the increase in the Company’s annualized dividend from the date of grant to the date of exercise by such dividend yield.

The following table sets forth certain information as of December 31, 2009 regarding deferred compensation plans available to each of the named executive officers. No contributions, earnings or distributions occurred under the 1995 DIU Plan during 2009, nor did any of the DIUs have any value as of December 31, 2009.

Name	Name of Plan	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Dennis D. Oklak	DC Plan	138,526	—	547,754	—	3,352,940
	2000 PSP	—	—	69,893	—	408,345	(4)
Robert M. Chapman	DC Plan	165,836	—	290,979	633,856	773,358
	2000 PSP	—	—	59,483	—	347,522	(4)
Christie B. Kelly	DC Plan	—	—	—	—	—
	2000 PSP	—	—	—	—	—
Howard L. Feinsand	DC Plan	27,454	—	310,731	365,000	1,941,464
	2000 PSP			37,451	—	218,803	(4)
Steven R. Kennedy	DC Plan	—	—	75,928	—	289,488
	2000 PSP	—	—	34,938	—	204,122	(4)

(1)	Mr. Chapman deferred $42,499 of his 2009 salary, which is included as compensation in the Summary Compensation Table for 2009. Mr. Chapman also deferred $72,198 of compensation earned in 2008 but payable in 2009, which was reported in the Summary Compensation Table for 2008. Mr. Oklak, Mr. Chapman and Mr. Feinsand deferred $138,526, $51,139 and $27,454 respectively, of the value of RSUs vesting during 2009. Had these RSUs not been deferred under the DC Plan, they would have been settled in shares of the Company’s common stock upon vesting, but would not have been reported as 2009 compensation in the Summary Compensation Table.

(2)	Aggregate earnings (loss) on all nonqualified deferred compensation balances are not includable in the Summary Compensation Table because they do not represent above-market earnings.

(3)

The aggregate balance at December 31, 2009 includes the following amounts of employee contributions representing compensation earned and deferred in prior years that was reported in the Summary Compensation Table for the year in which earned or would have been so reported if the officer had been a named executive officer in such year. Amounts in the following table that are in excess of the aggregate balance at December 31, 2009 reflect losses incurred since the original deferral date.

Named Executive Officer	Total ($)
Dennis D. Oklak	4,133,160
Robert M. Chapman	2,464,766
Christie B. Kelly	—
Howard L. Feinsand	1,984,233
Steven R. Kennedy	636,720

(4)	Valued at $12.17 per unit, the closing price of the Company’s common stock on December 31, 2009.

Other Potential Post-Employment Payments

The Company and each of its named executive officers have entered into letter agreements that provide for separation payments upon the termination of the officer’s employment under various conditions. The level of severance pay depends upon the circumstances of the officer’s termination of employment. For example, if the officer were terminated by the Company without “cause” and not in connection with a “change in control” of the Company (each of which terms are defined in the letter agreements), then the officer would be entitled to a severance payment equal to two times (2X) the sum of (a) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period. If the officer terminated his or her employment voluntarily, then the severance payment would equal one times (1X) his or her base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs, payable over a 12-month period. If the officer were terminated for “cause,” then the severance payment would be $10,000, payable over a two-month period. Regardless of the reason for termination of an officer’s employment, that officer’s right to the severance payments would stop if and when he or she violated any of the post-employment restrictive covenants in the agreement.

The letter agreements provide the highest severance payment (three times (3X) the sum of (a) base salary in effect on the last day of the calendar year immediately preceding the calendar year in which termination occurs and (b) annual cash incentive bonus for services performed in the prior year, payable over a 24-month period) in the case of the Company’s termination of the executive’s employment or the executive’s resignation of employment for “good reason” (as defined in the severance agreements) within one year after a change in control of the Company.

The following table shows the amounts that would be payable to the named executive officers under the letter agreements under various termination scenarios using 2009 base salary as if the termination occurred on December 31, 2009. The severance agreements do not include tax gross-up provisions and all payments made to the executives will be net of applicable withholdings.

Named Executive Officer	Executive Leaves Voluntarily with No Change in Control ($)	Termination by Company without Cause and with No Change in Control ($)	Termination by Company For Cause ($)	Executive Leaves for “Good Reason” or Termination by Company upon Change in Control ($)
Dennis D. Oklak	500,000	1,800,000	10,000	2,700,000
Robert M. Chapman(1)	—	—	—	—
Christie B. Kelly	375,000	1,300,000	10,000	1,950,000
Howard L. Feinsand	325,000	1,254,320	10,000	1,881,480
Steven R. Kennedy	315,000	1,215,560	10,000	1,823,340

(1)	In connection with his departure from the Company at the end of 2009, Mr. Chapman will receive severance payments, including six months of subsidized COBRA coverage and certain outplacement services, the accrued value of which is included as 2009 compensation in the Summary Compensation Table as “All Other Compensation.”

Change in Control Provisions Under Other Agreements

The Company’s long-term compensation plans, including the 2005 Incentive Plan, generally provide that a change in control occurs upon the occurrence of any of the following: (1) when the incumbent Board of Directors of the Company ceases to constitute a majority of the Board of Directors; (2) except in the case of certain issuances or redemptions of stock or the acquisition of stock by any employee benefit plan sponsored by the Company, when any person acquires a 25% or more ownership interest in the outstanding common stock or combined voting power of the then outstanding securities of the Company; (3) the consummation of a reorganization, merger, consolidation, statutory share exchange, or other corporate transaction, unless (a) the beneficial owners of the Company’s stock immediately prior to the transaction continue to own 50% or more of the outstanding common stock and combined voting power of the then outstanding securities of the Company, (b) no person acquires a 25% or more ownership interest in the then outstanding common stock or combined voting power of the then outstanding securities of the Company, and (c) at least a majority of the members of the board of directors of the surviving corporation were incumbent directors at the time of approval of the corporate transaction; (4) the approval by the shareholders of the Company of a complete liquidation or dissolution; or (5) the Company’s ownership interest in the Operating Partnership is reduced below 50%.

The 2005 Incentive Plan provides that, unless otherwise provided in an applicable award agreement or subplan document governing an award, the occurrence of a change in control results in immediate vesting of outstanding awards and performance goals will be deemed to be satisfied at the greater of “target” or actual performance as of the date of the change in control. Historically, the Executive Compensation Committee has granted awards that have such “single-trigger” change in control vesting provisions.

The following table shows the total additional value of the awards that would be payable to each of the named executive officers under the accelerated vesting provisions of these plans upon the occurrence of a change in control as of December 31, 2009. Award values were determined at $12.17 per share, the closing price of the Company’s stock on December 31, 2009.

Named Executive Officer	Stock Options ($)(1)	Shareholder Value Plan Awards ($)(2)	RSUs ($)(3)	Total ($)
Dennis D. Oklak	—	304,165	2,946,953	3,251,118
Robert M. Chapman	—	—	—	—
Christie B. Kelly	—	—	621,558	621,558
Howard L. Feinsand	—	54,753	597,036	651,789
Steven R. Kennedy	—	68,432	665,833	734,265

(1)	All options held by the named executive officers as of December 31, 2009 had exercise prices that were higher than the stock price on such date and, therefore, had no value.

(2)	Represents the greater of the original target value or the value of these awards at December 31, 2009.

(3)	Represents the value of the unvested awards at December 31, 2009.

While the “single-trigger” change in control vesting approach described above is not uncommon market practice, the Executive Compensation Committee modified this treatment for the 2010 Performance Share Plan, which is a sub-plan of the 2005 Incentive Plan, in favor of a “double-trigger” approach. Awards granted in 2010 under the new 2010 PSP are designed so that the effect of a change in control depends upon whether the award is assumed by the acquiring company. If awards are not assumed by the acquiring company, the value of the awards will be established as of the date of the change in control, as described below, and will be paid out to participants within 60 days after the change in control. Conversely, if the awards are assumed by the acquiring company, the value of the awards will be established as of the date of the change in control, but the awards will not be payable until the end of the original performance period, contingent on the participant’s continued employment through such payment date. However, if a participant is terminated without cause or resigns for good reason within one year after the change in control and before the normal payment date, he or she will be entitled to a payout of the 2010 PSP award at the time of such termination of employment. In either case, the value of the 2010 PSP awards will be established as of the date of the change in control but will depend on when during the performance period the transaction occurs. If the change in control occurs prior to the last year of the performance period, the award value will be fixed at the target level, and if the change in control occurs in the last year of the performance period, the award value will be fixed based on actual performance through the date of the change in control.

Retirement Provisions Under Other Agreements

Awards granted to the named executive officers pursuant to the 2005 Incentive Plan will continue to vest upon the executive’s retirement on or after reaching age 55 and, for certain awards, subject to completion of at least ten years of service to the Company. As consideration for the extended vesting period for awards under the 2005 Incentive Plan, the Executive Compensation Committee may request that the executive officer enter into a non-competition agreement at retirement. For outstanding awards granted under plans that existed prior to the adoption of the 2005 Incentive Plan, the named executive officers are entitled to accelerated vesting upon retirement.

Risk Assessment of Overall Compensation Program

The Executive Compensation Committee has reviewed with management the design and operation of our incentive compensation arrangements for all employees, including executive officers, for the purpose of determining whether such programs might encourage inappropriate risk-taking that would be reasonably likely to have a material adverse effect on the Company. Specifically, the Audit Committee, in consultation with the Company’s internal risk management function, identified certain internal and external factors that comprise the Company’s primary business risks. Separately, management compiled an inventory of all incentive compensation arrangements applicable to the Company’s employees at all levels, which were then summarized for the Executive Compensation Committee’s independent compensation consultant, who reviewed for the purpose of identifying any aspects of such programs that might encourage behaviors that could exacerbate the identified business risks. The independent compensation consultant then presented the findings to the Executive Compensation Committee. In conducting its review of the findings, the Executive Compensation Committee considered the performance objectives and target levels used in connection with these incentive awards and also the features of the Company’s compensation program that are designed to mitigate compensation-related risk, such as those described in the CD&A under the caption “Management of Compensation-Related Risk.” The Executive Compensation Committee concluded that the Company’s compensation plans, programs and policies, considered as a whole, including applicable risk-mitigation features, are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 about our common stock that may be issued, whether upon the exercise of options, warrants and rights or otherwise, under our existing equity compensation plans. The number of options and full-value awards granted and outstanding as indicated below is from all plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(B)	Weighted-Average Remaining Term of Outstanding Options, Warrants and Rights (C)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A)) (D)
Equity compensation plans approved by security holders	8,928,196	27.96	6.26	3,641,420
Equity compensation plans not approved by security holders	—	—	—	—
Total	8,928,196	27.96	6.26	3,641,420

(A)	Includes 2,467,857 shares of our common stock issuable pursuant to full-value awards outstanding as of December 31, 2009. All such awards represent unfunded, unsecured rights to receive shares of our common stock and their values vary directly with the price of our common stock.

(B)	Because our full-value awards do not have an exercise price, the aggregate number of shares of common stock issuable for such awards, or 2,467,857 shares, is not included in the calculation of weighted average exercise price.

(C)	As of December 31, 2009, the average remaining term of all outstanding options is 6.26 years. Because vesting of our full-value awards is based upon time or Company performance, the remaining terms of full-value awards is excluded from this calculation.

(D)	Represents the number of remaining shares available for grant as of December 31, 2009 under the Company’s 2005 Incentive Plan. All shares remaining available for future issuance as of December 31, 2009 may be used for grants of either options or full-value awards.

As of February 24, 2010, there were 9,438,596 aggregate shares issuable pursuant to awards granted under our 2005 Incentive Plan and our 1995 Option Plan. This includes 6,220,731 shares issuable pursuant to options outstanding and 3,217,865 shares issuable pursuant to full-value awards outstanding.

Also as of February 24, 2010, there were 224,246,876 shares of the Company’s common stock issued and outstanding and 6,606,646 limited partnership units outstanding in the Operating Partnership. All such units are convertible to shares of the Company’s common stock at a 1:1 ratio.

OWNERSHIP OF COMPANY SHARES

The following table sets forth the beneficial ownership of shares of common stock as of February 24, 2010 for each person or group known to the Company to be holding more than 5% of such common stock and for each director and named executive officer, and for the directors and executive officers of the Company as a group. The number of shares shown represents the number of shares of common stock the person “beneficially owns,” as determined by the rules of the SEC.

Beneficial Owner	Shares Beneficially Owned(1)	Shares Issuable Upon Exercise of Stock Options	Total	Percent of Shares
Dennis D. Oklak(2)	149,062	464,110	613,172	*
Robert M. Chapman(3)	86,196	236,636	322,832	*
Christie B. Kelly	2,893	—	2,893	*
Howard L. Feinsand(4)	44,679	137,534	182,213	*
Steven R. Kennedy(5)	60,893	116,484	177,377	*
Thomas J. Baltimore, Jr.	18,071	—	18,071	*
Barrington H. Branch	5,906	10,292	16,198	*
Geoffrey A. Button	66,580	10,292	76,872	*
William Cavanaugh III	39,080	10,292	49,372	*
Ngaire E. Cuneo	35,753	10,292	46,045	*
Charles R. Eitel	19,478	5,146	24,624	*
Martin C. Jischke, Ph.D.	1,863	5,145	7,008	*
L. Ben Lytle	55,114	10,292	65,406	*
Jack R. Shaw(6)	3,222	7,718	10,940	*
Lynn C. Thurber	19,989	—	19,989	*
Robert J. Woodward, Jr.	43,487	10,291	53,778	*
All directors and executive officers as a group (16 persons)	652,266	1,034,524	1,686,790	*
The Vanguard Group, Inc.(7)	18,961,636	—	18,961,636	8.46%
BlackRock, Inc.(8)	19,404,675	—	19,404,675	8.66%
FMR LLC.(9)	16,679,542	—	16,679,542	7.45%

*	Less than one percent (1%)

(1)	Unless otherwise indicated, each person listed in the table possesses sole voting and investment power with respect to the Common Shares reported in this column to be owned by such person.

(2)	Includes 51,958 shares owned by family members.

(3)	Includes 4,650 shares owned by family members.

(4)	Includes 25,228 shares that are pledged as security for indebtedness.

(5)	Includes 20,751 shares owned by family members.

(6)	Includes 1,396 shares owned by family members.

(7)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355. This information was obtained from Schedule 13G/A filed with the SEC. Total shares beneficially owned includes138,289 shares with shared dispositive power.

(8)	The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. This information was obtained from Schedule 13G filed with the SEC.

(9)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109. This information was obtained from Schedule 13G/A filed with the SEC.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the company’s directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock, including derivatives of the Company’s common stock. Officers, directors and greater-than-10%-beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% beneficial owners were complied with during the year ended December 31, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct requires that all associates, officers and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company. The Audit Committee of the Board reviews all material proposed transactions between the Company and related parties as specified under Item 404 of Regulation S-K promulgated by the SEC and examines each such transaction for potential conflicts of interests and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented. The Company currently does not have any such transactions to report.

PROPOSAL TWO: RATIFICATION OF REAPPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Representatives of KPMG will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG. An abstention will result in the proposal receiving fewer votes and therefore will have the same effect as a vote against the proposal. The ratification of the selection of KPMG as the Company’s independent public accountants for 2010 will be deemed to be a discretionary matter and brokers will be permitted to vote uninstructed shares as to such matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2010.

PROPOSAL THREE: APPROVAL OF AMENDMENTS TO THE 2005 INCENTIVE PLAN AND THE 1995 OPTION PLAN TO PERMIT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS

We are asking you to approve an amendment to the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “2005 Incentive Plan”) and the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (the “1995 Option Plan,” and together with the 2005 Incentive Plan, the “Plans”) to permit a one-time stock option exchange program. Our Board, upon recommendation by our Executive Compensation Committee, authorized the stock option exchange program on January 27, 2010, subject to shareholder approval of the Plan amendments. If implemented, this one-time “value-for-value” stock option exchange program would permit some of our employees (excluding our Chief Executive Officer, other named executive officers and members of our Board) to surrender certain outstanding stock options with an exercise price that is significantly greater than our current trading price (such options are referred to as “out-of-the-money” options) for cancellation in exchange for a lesser number of restricted stock units, or RSUs, to be granted under the 2005 Incentive Plan. Each RSU issued in the option exchange program will represent a right to receive one share of our common stock on specified future dates when the RSU vests.

We believe this option exchange program, as designed, is in the best interests of our shareholders and our employees. If approved by shareholders, we believe the option exchange would enable us to:

•	Motivate and engage our eligible employees to continue to build shareholder value;

•	Assist us in retaining key associates;

•	Provide re-alignment of participants and shareholders with respect to long-term shareholder value creation;

•	Reduce the potential total number of shares to be issued under our outstanding long-term awards, since a substantially smaller number of RSUs will be granted for the surrendered stock options; and

•	Restore to the participants a portion of the value from the compensation expense that the Company has and will continue to record on its books with respect to the outstanding stock options.

In designing our option exchange, we have taken into account our shareholders’ interests by focusing on the following exchange principles:

•

Named executive officers and members of our Board will be excluded from participating in the option exchange. All other employees holding eligible grants of stock options will generally be eligible to participate;

•

To ensure that only those stock options that are significantly out-of-the-money may be exchanged, only stock options with a per-share exercise price greater than or equal to the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible to be exchanged for RSUs;

•	Stock options granted within the 24-month period immediately prior to the start of the option exchange will not be eligible for exchange;

•	The exchange ratios will be determined so that the new RSUs will have a fair value equal to no more than the fair value of the surrendered options; and

•	None of the new RSUs will be vested on the day of grant, and each RSU will have at least a two-year vesting period.

OVERVIEW

Like many companies, we have experienced a significant decline in our stock price over the last two years in connection with the global financial crisis, the continuing poor economic conditions and weak employment conditions. While we have made significant strides in reducing overhead and strengthening our balance sheet since the onset of the crisis, our stock price has not recovered to pre-crisis levels. A major part of our balance sheet strengthening involved the issuance of a significant number of new common shares in April 2009, with the associated dilution making it difficult for the stock price to recover prior to the expiration dates of the outstanding stock options. As a result, virtually all of the Company’s key associates hold stock options with exercise prices that are significantly above the recent trading prices of the Company’s common stock.

The objective of our equity incentive plans has been, and continues to be, to link the personal interests of equity incentive plan participants to those of our shareholders. We believe that, if approved by our shareholders, the option exchange would provide the following benefits:

•

The exchange would motivate eligible employees to continue to build shareholder value and achieve future stock price growth by exchanging out-of-the-money stock options with little or no perceived value by the participants for RSUs that will have a value that is directly correlated with our stock price. As of February 24, 2010, the per-share trading price of our common stock was approximately $11.23 per share, and all of the stock options held by our employees were out-of-the-money and have been so for over one year. We believe that those stock options with exercise prices that are significantly greater than our current trading price no longer serve to motivate our employees. We believe that the option exchange would both motivate our employees and better align the interests of our employees with the interests of our shareholders by encouraging the participants to build shareholder value and achieve future stock price growth.

•

The grant of RSUs that will vest over no less than a two-year period will assist us in retaining key associates. The market for key employees remains extremely competitive, notwithstanding the current economic turmoil. We believe the RSU grants will provide meaningful long-term retention incentive for participating employees to remain with us in order to vest in and benefit from the new awards.

•

The stock option exchange would restore to the participants a portion of the value from the compensation expense that the Company has and will continue to record on its books with respect to the existing stock options. Regardless of whether the stock option exchange is implemented, and with respect to the participants eligible for the option exchange, the Company will be obligated to recognize approximately $3.6 million of compensation expense over the next 3 years, in addition to the $7.4 million already expensed for the outstanding options. Because the value of the RSUs granted will not exceed the value of the stock options cancelled, the stock option exchange will not result in an increase in compensation expense recorded on the Company’s books. Accordingly, the option participants will be receiving new awards that provide retention and motivational benefits with no additional accounting charges.

•

The exchange would result in a substantial reduction in the number of potential shares to be issued under outstanding option grants since the number of RSUs to be granted will be substantially less than the number of surrendered stock options. Accordingly, the potential dilution of shareholders’ interests provided by these awards will decrease.

Stockholder approval of the amendments to the Plans to permit the option exchange program is required under the NYSE listing rules and certain terms of the Plans. The stock options surrendered in the exchange will be cancelled. However, the shares subject to the cancelled options originally granted under the 2005 Incentive Plan will be available for future issuance under the 2005 Incentive Plan. The shares of our common stock subject to surrendered options that were originally granted under our 1995 Option Plan will not be available for future awards.

The majority of the stock options eligible for the option exchange were granted as part of our annual long-term incentive plan grants. The table below reflects information as of February 24, 2010 regarding the outstanding options that will be eligible for the option exchange if the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange is below $22.68.

Year of Option Grant	Number of Shares Underlying Eligible Options as of February 24, 2010	Per-Share Exercise Price	Weighted Average Remaining Life of Options as of February 24, 2010
2001	120,859	$24.26	0.93
2002	136,532	$22.68	1.93
2003	167,270	$24.69	2.99
2004	189,227	$31.51	3.96
2005	341,459	$31.42	4.94
2006	393,287	$34.18	5.95
2007	1,590,400	$30.74	7.58
2008	1,494,716	$23.34	7.95
Total Number of Shares Underlying Options Eligible for Exchange	4,433,750	$27.98	6.68

In summary, as of February 24, 2010, assuming that the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange is at or below $22.68, the total number of shares underlying options that would be eligible for the option exchange is 4,433,750, with a weighted average exercise price of $27.98 and a weighted average remaining life of 6.68 years.

If our shareholders do not approve the amendment to our 2005 Incentive Plan and the 1995 Option Plan to permit the option exchange program, the outstanding options will remain outstanding in accordance with their existing terms.

SUMMARY OF MATERIAL TERMS

The option exchange program authorized by amendments to the 2005 Incentive Plan and the 1995 Option Plan, if approved by our shareholders, would provide for the following:

•	Our named executive officers and members of our Board will not be eligible to participate in the option exchange.

•

The option exchange will be open to all other employees who are employed by us or one of our majority-owned subsidiaries as of the start of the option exchange and remain employed by us or one of our majority-owned subsidiaries through the completion date of the option exchange. An election by an eligible employee to exchange options for new RSUs will apply to all eligible options. An election to exchange options for new RSUs will not be available on a grant-by-grant basis.

•

Only stock options that have a per-share exercise price greater than or equal to the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible for exchange.

•	Stock options granted within the 24-month period immediately prior to the commencement date of the option exchange will not be eligible for exchange.

•

The exchange ratios used to determine the number of new RSUs to be granted in exchange for the eligible options surrendered will be determined in a manner intended to result in the grant of new RSUs that have a fair value equal to no more than the fair value of the eligible options for which they are exchanged. The option exchange will not be a one-for-one exchange. Instead, participating employees will receive a substantially smaller number of RSUs than the number of shares that are covered by the eligible options that are surrendered.

•

None of the new RSUs granted in exchange for eligible options will be vested on the date of grant. The new RSUs will vest and convert to shares, subject to the participant’s continued employment, on the later to occur of a) the second anniversary of the new RSU grant date, and b) the RSU grant date anniversary immediately following the final vesting date of the surrendered option. Additional details regarding the vesting of the new RSUs is provided under the heading “Details of the Stock Option Exchange Program — Vesting of New RSUs” below.

While the terms of the option exchange are expected to be materially similar to the terms described in this proposal, our Board or Executive Compensation Committee will have the discretion to change the terms of the option exchange to take into account governmental requirements, accounting rules, tax considerations and company policy decisions, and to determine not to implement the option exchange even if shareholder approval of the amendment of the equity incentive plans is obtained.

Reasons for the Option Exchange

Due to the significant decline of our stock price since the onset of the financial crises, many of our employees now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the New York Stock Exchange on February 24, 2010 was $11.23, whereas the weighted average exercise price of all outstanding options held by our employees on that date was $27.98. As of February 24, 2010, 100% of outstanding stock options held by our employees were out-of-the-money.

We believe that stock based awards are a significant component of our key employees’ total incentive benefits, provide motivation to create long-term shareholder value, and are an important tool in retaining our best employees. However, we also believe that many of our employees view their existing options as having little or no value due to the significant difference between the exercise prices and the current market price of our common stock. In addition, the market for key employees remains extremely competitive notwithstanding the current economic turmoil. As a result, we believe that the outstanding stock options are no longer effective at providing the incentives that our Board and Executive Compensation Committee believe are necessary to motivate and retain our employees.

The option exchange program is an efficient use of shares because it will restore incentive to our employees and encourage retention while reducing the number of shares subject to outstanding awards, thereby reducing potential dilution to our shareholders. Shares subject to surrendered options that were originally granted under the 2005 Incentive Plan will be returned to the 2005 Incentive Plan, thereby allowing the Company to more efficiently use those shares to provide future incentives to increase shareholder value. In addition, the option exchange program is designed so that the company will incur little or no incremental compensation cost, which makes the program an effective way to capture value for the significant costs already expensed with respect to the out-of-the-money options, while providing meaningful incentives for future performance.

Alternative Considered

When considering how best to continue to provide incentives to and reward our employees who hold options that are significantly out-of-the-money, we also considered implementing a program to exchange these options for options having an exercise price equal to the market price of our common stock on the date of the exchange. We believe, however, that implementing an option-for-RSU exchange program has two advantages when compared to an option- for-option exchange program with no difference in accounting treatment. First, an option-for-RSU exchange program would require the grant of substantially fewer RSUs than options in an option-for-option exchange, leading to significantly less dilution to our shareholders as our stock price increases. Second, we believe that a replacement grant in the form of RSUs would provide for better employee/shareholder alignment than options because an increase or decrease in the price of one share of our stock would directly correlate to the increase or decrease in the value of one RSU. In contrast, stock options do not provide such a direct correlation, since, if the price of our stock increases following grant, the total value of awards granted in the form of stock options will increase much faster than the value of awards granted in the form of RSUs, and if the price of our stock decreases following grant, the stock options do not provide any value to the holder.

The Option Exchange

After weighing the relative benefits of each type of option exchange, we have decided to provide an option-for-RSU exchange. We determined that a program under which our eligible employees could exchange significantly out-of-the-money stock options for a substantially smaller number of RSUs was the most attractive alternative for a number of reasons, including the following:

•

The option exchange offers a reasonable, balanced and meaningful incentive for our eligible employees.    Under the option exchange, participating employees would surrender eligible options (which are significantly out-of-the-money) for a substantially smaller number of RSUs that will vest and convert to shares on the later to occur of (a) the second anniversary of the new RSU grant date, and (b) the RSU grant date anniversary immediately following the final vesting date of the surrendered option. Only options that have a per-share exercise price greater than or equal to the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange will be eligible for the exchange. We believe that the lower number of new RSUs to be granted, the requirement that any eligible option be out-of-the-money for a least a 52-week period, and a two-year or longer vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on employee retention, motivation and performance, while reducing the potential dilution to shareholders and minimizing any incremental compensation expense. Additionally, the value of the RSUs directly correlates with movements in the market price of our common stock over time, thereby aligning employee and shareholder interests.

•

The exchange will provide incentives to our associates with no significant accounting charge.    We will calculate the exchange ratios in a manner intended to result in the new RSUs having a fair value for accounting purposes that will be no more than the fair value of the eligible options that are exchanged. As discussed below under Exchange Ratios, minimum exchange ratios will be established that will likely result in the new RSUs having a fair value for accounting purposes that is less than the fair value of the surrendered options.

•

Our named executive officers and members of our Board will not be eligible to participate in the option exchange.    Although our named executive officers and members of our Board also hold options that are significantly out-of-the-money, these individuals are not eligible to participate in the option exchange because we believe that their compensation should remain at greater risk based on our stock price.

DETAILS OF THE STOCK OPTION EXCHANGE PROGRAM

Implementing the Option Exchange

We have not commenced the option exchange and will not do so unless our shareholders approve this proposal to amend our 2005 Incentive Plan and our 1995 Option Plan to permit the option exchange. Our Board authorized the option exchange on January 27, 2010, subject to such shareholder approval. If this proposal is approved, and our Board or Executive Compensation Committee determines to implement the option exchange, the option exchange would commence within 12 months after the date of the 2010 Annual Meeting.

If shareholders approve this proposal to amend our 2005 Incentive Plan and our 1995 Option Plan, and the Board or Executive Compensation Committee determines to commence the option exchange, eligible employees will be offered the opportunity to participate in the option exchange pursuant to a written offer that will be distributed to all eligible employees. Eligible employees will be given at least 20 business days in which to accept the offer of the new RSUs in exchange for the surrender of their eligible options. The surrendered options will be cancelled on the first business day following this election period. The new RSUs will be granted under the 2005 Incentive Plan on the date of cancellation of the surrendered options. The shares of our common stock subject to surrendered options that were originally granted under our 2005 Incentive Plan will be available for future issuance under our 2005 Incentive Plan once the surrendered options are cancelled. The shares of our common stock subject to surrendered options that were originally granted under our 1995 Option Plan will not be available for future awards.

Prior to commencement of the option exchange, we will file the offer to exchange with the SEC as part of a tender offer statement on Schedule TO. Eligible employees, as well as shareholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at http://www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all of our active employees, including any employees of our majority-owned subsidiaries, who hold options with a per-share exercise price greater than or equal to the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange. However, our named executive officers and members of the Board will not be eligible to participate in the option exchange. Based on our closing stock price of $11.23 as of February 24, 2010 and assuming that our stock price does not exceed $22.68 from that date to the date of the commencement of the option exchange, 100% of our eligible employees holding options would be able to participate in the option exchange. An active employee who tenders his or her options for exchange must also remain actively employed with us or one of our majority owned subsidiaries through the date the new RSU grant is made following the completion of the option exchange in order to receive the new RSUs. If an option holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason, including layoff, termination, voluntary resignation, retirement, death or disability, on the date that the option exchange is commenced, that option holder cannot participate in the option exchange. If an option holder is no longer an active employee with us or one of our majority-owned subsidiaries for any reason other than death or disability on the date that the new RSU grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such employee’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them following termination of employment in accordance with their terms and to the extent that they are vested. A vote by an employee in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Based on the assumptions described under “Details of the Stock Option Exchange Program — Exchange Ratios” below, of the outstanding options held by eligible employees as of February 24, 2010, the maximum number of shares of common stock underlying options which could be surrendered for exchange is 4,433,750, and the maximum number of shares of common stock which would be subject to RSUs granted under the minimum exchange ratios described below, would be 1,153,538.

Exchange Ratios

The exchange ratios for the option exchange (that is, how many options an employee must surrender in order to receive one RSU) will be determined based upon the greater of (a) the “Minimum Exchange Ratios” set forth in the table below, and (b) the exchange ratio needed to ensure that the fair value, for accounting purposes, of the new RSUs is no more than the value of the surrendered options. The exchange ratios would be set by the Executive Compensation Committee shortly before commencement of the start of the exchange program. New RSU grants calculated according to the exchange ratios will be rounded down to the nearest whole share on a grant-by-grant basis. Fractional RSUs will not be issued.

The eligible options will be separated into three groups based upon exercise price. A separate exchange ratio will apply to each group. The fair value of the eligible option will be based upon the Black-Scholes option pricing model. The calculation of fair value under Black-Scholes takes into account many variables, including the value and volatility of our stock and the expected term of an option. By limiting the number of new RSUs so that they will have a fair value that is no greater than the fair value of the surrendered options, any additional compensation expense that must be recognized in connection with the exchange will be limited to immaterial compensation cost that might result from fluctuations in our stock price or other Black-Scholes variables after the exchange ratios have been set, but before the exchange actually occurs.

The groupings of the eligible options and the Minimum Exchange Ratios are shown in the following table:

Exercise Price	Number of Eligible Options as of 2/24/10	Minimum Exchange Ratio	Maximum Number of New RSUs
$22.68 - $23.34	1,631,248	3.50	466,071
$24.18 - $25.01	1,455,494	3.75	388,132
$26.61 - $47.88	1,347,008	4.50	299,335
Total	4,433,750		1,153,538

The purpose of the Minimum Exchange Ratios is to establish a maximum number of RSUs that may be granted in exchange for the surrendered options even if the exchange ratios needed to ensure a “value for value” exchange for accounting purposes would otherwise permit a greater number of RSUs to be granted. Using applicable assumptions under the Black-Scholes option pricing model as of February 24, 2010, including our closing stock price as of that date of $11.23, and assuming all outstanding eligible options were exchanged, the maximum number of RSUs granted under the Minimum Exchange Ratio would approximate 95% of the number of RSUs that would be permissible for accounting purposes under a value for value exchange.

Summary of Incentive Plan Shares

Assuming shareholder approval of the stock option exchange and the exchange of all eligible options at the Minimum Exchange Ratios, immediately after the exchange there will be (a) 4,910,333 shares available for grant (calculated by subtracting the replacement RSUs from the number of shares available prior to approval of this proposal and then adding back the 2005 Plan stock options surrendered (3,493,454 options) ), and (b) 1,187,975 stock options outstanding (5,621,725 outstanding stock options as of February 24, 2010 less 4,433,750 surrendered stock options) and 4,371,403 full value awards (3,217,865 as of February 24, 2010 plus 1,153,538 replacement RSUs) outstanding. These outstanding options would have a weighted average exercise price of $28.94 and a weighted average remaining term of approximately 5.85 years. Please see the table below for a side-by-side comparison of before and after the stock option exchange:

	Pre-Exchange (as of 02/24/10)	Post-Exchange (as if occurring on 02/24/10)
Shares Available for Grant	2,570,417	4,910,333

Stock Options Outstanding:	5,621,725	1,187,975
Weighted Average Exercise Price	$28.18	$28.94
Weighted Average Remaining Term	6.50 years	5.85 years

Full Value Awards Outstanding	3,217,865	4,371,403

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible employees may make an election to surrender eligible stock options that have an exercise price greater than or equal to the highest per-share trading price of our common stock for the 52-week period immediately preceding the start of the option exchange in exchange for new RSUs in accordance with the actual exchange ratios, which will be determined at the time the option exchange commences. An employee will be required to either elect to exchange all or none of his or her options.

Vesting of New RSUs

The eligible options were subject to annual vesting in equal installments over a five-year period. New RSUs granted in the option exchange will not be vested on their date of grant regardless of whether the surrendered options are fully vested. Instead, the new RSUs will vest and convert to shares on the later to occur of a) the second anniversary of the new RSU grant date, and b) the RSU grant date anniversary immediately following the final vesting date of the surrendered option. For example, assuming a new RSU grant date of June 1, 2010:

•	An RSU granted with respect to a fully vested option would vest and convert to shares on June 1, 2012; and

•	An RSU granted with respect to an option that vests on February 10, 2013 would vest and convert to shares on June 1, 2013.

New RSUs will only vest if the award holder remains an employee with us or one of our majority-owned subsidiaries, subject only to specific employment termination exceptions for death, disability and retirement under the terms and conditions of the 2005 Incentive Plan. Any portion of the new RSUs that are not vested at termination of employment will be forfeited.

U.S. Federal Income Tax Consequences and Other Tax Consequences

The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating employees should recognize no income for U.S. federal income tax purposes upon the issuance of the new RSUs. Upon vesting of the RSUs, the participant will receive (or have the right to receive) shares of common stock, and he or she will recognize ordinary income equal to the fair market value of such common stock as of that date, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limits under Code Section 162(m).

Accounting Impact

The intent of the option exchange is that it will not result in us incurring significant additional compensation expenses. Based on this objective, the average fair value of the awards granted to employees in exchange for surrendered stock options, measured as of the date such awards are granted will be no more than the fair value of the surrendered options (other than compensation expense that might result from fluctuations in stock price after the exchange ratios have been set but before the exchange actually occurs). The unamortized compensation expense from the surrendered options and incremental compensation expense, if any, associated with the new awards under the option exchange will be recognized over the service period of the new awards. If any portion of the new awards granted is forfeited due to termination of employment, the compensation cost for the forfeited portion of the award generally will not be recognized. Based on the assumptions described under “Details of the Stock Option Program — Exchange Ratios” above, and assuming that our stock price does not materially fluctuate between the establishment of the exchange ratios and the date the exchange actually occurs, we do not expect any incremental accounting charges to be recognized.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments.

Benefits of the Option Exchange to Eligible Employees

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of employees will elect to exchange, or the number of new RSUs that we may grant. As noted above, however, our named executive officers and members of our Board are not eligible to participate in the option exchange. The option exchange also will not be available to any former employees of our Company or our majority-owned subsidiaries.

Effect on Stockholders

We are unable to predict the precise impact of the option exchange on our shareholders because we cannot predict which or how many employees will elect to participate in the option exchange, and how many of the exchanged options would have been exercised prior to their expiration date. Please see the “Details of Stock Option Exchange Program — Eligibility” section above for the approximate reduction in the number of shares underlying options outstanding assuming that 100% of eligible options are exchanged and new awards are issued in accordance with the exchange ratios set forth above.

Text of Amendments to Existing Equity Plans

In order to permit us to implement the option exchange in compliance with our 2005 Incentive Plan, our 1995 Option Plan and applicable NYSE listing rules, our Executive Compensation Committee recommended, and our Board approved, an amendment to the 2005 Incentive Plan and the 1995 Option Plan, subject to approval of the amendment by our shareholders. We are seeking shareholder approval to amend the 2005 Incentive Plan and the 1995 Option Plan to provide for the option exchange notwithstanding any provision to the contrary in the respective plan.

Notwithstanding any other provision of the Plan to the contrary, upon approval of this amendment by the Company’s shareholders in accordance with the terms of this Plan, our Board or Executive Compensation Committee may provide for, and the Company may implement, a one-time-only option exchange offer, pursuant to which certain outstanding Options could, at the election of the person holding such Option, be tendered to the Company for cancellation in exchange for the issuance of a lesser number of restricted stock units, provided that the terms and conditions of such one-time-only option exchange offer are materially consistent with the description of the exchange offer contained in the Company’s Proxy Statement filed with the SEC for the Company’s 2010 Annual Meeting of Shareholders at which the exchange offer was approved, and the exchange offer is commenced within 12 months after the date of such shareholder approval.

SUMMARY OF PLANS

No further grants may be made from the 1995 Option Plan and its sole purpose is to govern outstanding options until they are exercised, are cancelled or expire. Pursuant to the terms of the 1995 Option Plan, outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an out-of-the-money option for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders. Consequently, the shareholders are being asked to amend the 1995 Option Plan to permit this one-time-only option exchange program. A copy of the 1995 Option Plan, along with all prior amendments, are on file with the SEC (please refer to Exhibits 10.15(i) through 10.15(xi) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

The RSUs to be issued in the option exchange program will be issued under the 2005 Incentive Plan and the shares of our common stock subject to surrendered options that were originally granted under our 2005 Incentive Plan will be available for future issuance under our 2005 Incentive Plan once the surrendered options are cancelled. The following is a summary of the material terms of the 2005 Incentive Plan as proposed to be amended and is qualified in its entirety by reference to the 2005 Incentive Plan. A copy of the 2005 Incentive Plan prior to the amendment submitted for shareholder approval at this annual meeting may be found attached as Appendix A to the Company’s 2009 Proxy Statement filed on March 18, 2009.

Purpose.    The purpose of the 2005 Incentive Plan is to promote the Company’s success by linking the personal interests of its employees, officers, directors and consultants to those of the Company’s shareholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards.    The 2005 Incentive Plan authorizes the granting of stock options, stock appreciation rights, performance awards, restricted stock, RSUs, dividend equivalents and other stock-based or cash-based awards.

Shares Available for Awards.    Subject to anti-dilution adjustment, the aggregate number of Shares reserved and available for issuance pursuant to awards granted under the 2005 Incentive Plan is (i) 3,900,000, plus (ii) the number of Shares remaining available for issuance under the Plan as of April 28, 2009. The maximum number of Shares that may be issued upon exercise of incentive stock options is 5,000,000. In order to preserve the deductibility of awards, the 2005 Incentive Plan contains individual limits on the number or dollar value of certain types of awards that may be granted to any one person in a calendar year

Administration.    The Executive Compensation Committee administers the 2005 Incentive Plan. The Executive Compensation Committee has the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the 2005 Incentive Plan; and make all other decisions and determinations that may be required under the plan. The Board may at any time administer the 2005 Incentive Plan. If it does so, it will have all the powers of the Executive Compensation Committee under the 2005 Incentive Plan.

Termination and Amendment

The Board or the Executive Compensation Committee may, at any time and from time to time, terminate or amend the 2005 Incentive Plan, but if an amendment would constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the Board or the Executive Compensation Committee may condition any amendment on the approval of the shareholders for any other reason.

Prohibition on Repricing

Outstanding stock options cannot be repriced, directly or indirectly, without the prior consent of the Company’s shareholders. The exchange of an out-of-the-money option for another award would be considered an indirect repricing and would, therefore, require the prior consent of the Company’s shareholders. Consequently, the shareholders are being asked to amend the 2005 Incentive Plan.

PLAN BENEFITS RELATED TO THE OPTION EXCHANGE PROGRAM

Because the decision whether to participate in the option exchange program is completely voluntary and because the option exchange program is subject to a number of factors outside of our control, such as fluctuations in our stock price, we are not able to predict which or how many employees will elect to participate, how many eligible options will be surrendered for exchange, or how many new RSUs may be issued. As indicated above, members of our named executive officers and member of our Board will not be eligible to participate.

SHAREHOLDER APPROVAL

This proposal to amend the 2005 Incentive Plan and the 1995 Option Plan will be approved if the votes cast in favor of the proposal exceed the votes cast against the proposal; provided that the total votes cast on the proposal must represent over 50% of the total outstanding shares of the Company’s common stock. If our shareholders do not approve this proposal, the exchange program will not take place.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENTS TO THE 2005 INCENTIVE PLAN AND THE 1995 OPTION PLAN TO PERMIT A ONE-TIME STOCK OPTION EXCHANGE PROGRAM FOR EMPLOYEES OTHER THAN OUR NAMED EXECUTIVE OFFICERS AND DIRECTORS.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

SEC rules establish the eligibility requirements and the procedures that must be followed for a shareholder’s proposal to be included in the Company’s proxy statement. Under those rules, any shareholder wishing to have a proposal considered for inclusion in the Company’s proxy statement for the 2011 Annual Meeting must submit his or her proposal to the Company in writing on or before November 18, 2010, which is 120 calendar days prior to the anniversary of the mailing of the 2009 Proxy Statement. Proposals must comply with all applicable SEC rules. If a shareholder wishes to present a proposal at the 2011 Annual Meeting, whether or not the proposal is intended to be included in the 2011 proxy material, the Company’s by-laws require that the shareholder give advance written notice to the Company’s Secretary not less than 60 nor more than 90 days prior to the one year anniversary of the Annual Meeting. If a shareholder is permitted to present a proposal at the 2011 Annual Meeting, but the proposal was not included in the 2011 proxy material, the Company believes that its proxy holder would have the discretionary authority granted by the proxy card (and as permitted under SEC rules) to vote on the proposal if the proposal was received after January 31, 2011, which is 45 calendar days prior to the one-year anniversary of the mailing of this Proxy Statement.

ANNUAL REPORT

A copy of the Company’s 2009 Annual Report is available on the Internet as described in the Notice of Internet Availability of Proxy Materials. Additionally, a copy of the Company’s 2009 Annual Report on Form 10-K for the fiscal year ended December 31, 2009 may be obtained, free of charge, by any shareholder by writing to Duke Realty Corporation, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240, Attention: Investor Relations. Our Annual Report on Form 10-K is also available and may be accessed free of charge through the Investor Relations section of our Internet website at http://investor.dukerealty.com.

OTHER MATTERS

The Board knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Duke Realty Corporation, c/o Corporate Secretary, 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240 or by calling our Investor Relations Department at (317) 808-6005.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. Whether or not you plan to attend the meeting, you are urged to vote your proxy.

By order of the Board of Directors,

Howard L. Feinsand
Executive Vice President, General Counsel and Corporate Secretary
Indianapolis, Indiana
March 17, 2010

DUKE REALTY CORPORATION ATTN: INVESTOR RELATIONS 600 EAST 96TH STREET SUITE 100 INDIANAPOLIS, IN 46240

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s) :

1. Election of Directors	For	Against	Abstain

1a. Thomas J. Baltimore, Jr	☐	☐	☐

1b. Barrington H. Branch	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

1c. Geoffrey A. Button 1d. William Cavanaugh III	☐ ☐	☐ ☐	☐ ☐	2.	To ratify the reappointment by the Board of Directors of KPMG LLP as the Company’s independent public accountants for the fiscal year 2010.	☐	☐	☐
1e. Ngaire E. Cuneo 1f. Charles R. Eitel 1g. Martin C. Jischke, PhD 1h. Dennis D. Oklak 1i. Jack R. Shaw 1j. Lynn C. Thurber 1k. Robert J. Woodward, Jr	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐	3.

To approve amendments to the Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan and the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. to permit a one-time stock option exchange program for employees other than our named executive officers and directors.

						☐	☐	☐
NOTE: The Board of Directors may transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

    0000049048_1    R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report to Shareholders, Notice & Proxy Statement is/are available at www.proxyvote.com .

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DUKE REALTY CORPORATION

Annual Meeting of Shareholders

April 28, 2010 3:00 PM

THE ENCLOSED PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis D. Oklak and Howard L. Feinsand, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote, as designated on the reverse side of this proxy, all shares of common stock of Duke Realty Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on April 28, 2010, at 3:00 p.m. local time, at the Conrad Indianapolis, 50 West Washington Street, Indianapolis, Indiana 46204, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side.

0000049048_2    R2.09.05.010